                                                                   EXHIBIT 10.19


                            DATED 16TH NOVEMBER, 1988


                       BUILD, OPERATE AND TRANSFER ("BOT")

                                PROJECT AGREEMENT

                                       for

                           A GAS TURBINE POWER STATION

                               IN NAVOTAS, MANILA



                                     BETWEEN

                           NATIONAL POWER CORPORATION

                                       AND

                   HOPEWELL PROJECT MANAGEMENT COMPANY LIMITED



                                 Clifford Chance
                                    Hong Kong

                                TABLE OF CONTENTS

Clause                              Heading                                              Page
------                              -------                                              ----
1.       Definition of Terms ....................................................          1

2.       The Project ............................................................          5

3.       Construction of the Power Station ......................................          6

4.       Specifications and Operating Parameters ................................          8

5.       Construction Timetable .................................................          8

6.       Testing ................................................................          9

7.       Conditions Precedent ...................................................         10

8.       Operation of the Power Station .........................................         13

9.       Supply of Fuel .........................................................         14

10.      Supply of Electricity ..................................................         15

11.      Fees ...................................................................         15

12.      Foreign Exchange .......................................................         16

13.      Insurance ..............................................................         17

14.      Transfer of Ownership ..................................................         17

15.      Liability ..............................................................         18

16.      Force Majeure ..........................................................         19

17.      Buyout .................................................................         20

18.      Change in Circumstances ................................................         21

19.      Benefit of Agreement ...................................................         22

20.      Warranty ...............................................................         22

21.      Notices ................................................................         23

22.      Dispute Resolution .....................................................         23

23.      Law ....................................................................         23

24.      Jurisdiction ...........................................................         24

                                       (i)

                                TABLE OF CONTENTS

Schedules                                     Heading                                       Page
---------                                     -------                                       ----
FIRST SCHEDULE            -   Project Scope and Specifications........................       25

SECOND SCHEDULE           -   Operating Parameters....................................       30

THIRD SCHEDULE            -   Penalty of HOPEWELL on Delay
                              of Completion Date......................................       34

FOURTH SCHEDULE           -   Specifications for Fuel Supply
                              and Start Up Electricity................................       35

FIFTH SCHEDULE            -   Transmission Line Specifications........................       38

SIXTH SCHEDULE            -   Electricity Delivery Procedures.........................       39

SEVENTH SCHEDULE          -   Measurement and Recording
                              of Electricity..........................................       42

EIGHTH SCHEDULE           -   Delivery of Power and Energy............................       43

NINTH SCHEDULE            -   Documentary Requirements
                              for the Effective Date..................................       48

TENTH SCHEDULE            -   Insurance...............................................       50

ELEVENTH SCHEDULE         -   Form of Performance Undertaking.........................       51

TWELFTH SCHEDULE          -   Form of Accession Undertaking...........................       53

THIRTEENTH SCHEDULE       -   Form of Legal Opinion of
                              NAPOCOR's General Counsel...............................       56

FOURTEENTH SCHEDULE       -   Testing Procedures......................................       58

FIFTEENTH SCHEDULE        -   Sample Computations of Monthly
                              Billings, Start-Up Charges,
                              Penalties and Bonuses...................................       63


FIGURES
-------
Figure 1       -    Location Plan

Figure 2       -    Temporary Fence Detail

Figure 3       -    One Line Diagram

Figures 4/4A   -    Scope of Supply

Figure 5       -    Communication

Figure 6       -    Fuel Oil System

Figure 7       -    Metering


                                      (ii)

NOW ALL MEN BY THESE PRESENTS

This Agreement is made and entered into by and between:

         HOPEWELL PROJECT MANAGEMENT COMPANY LIMITED, a private corporation, duly organized and existing under the laws of Hong Kong with its principal address at 64th Floor, Hopewell Centre, 183 Queen's Road East, Hong Kong represented by its Managing Director, MR. GORDON WU, who is duly authorised to represent it in this Agreement, hereinafter referred to as HOPEWELL

                                     - and -

         NATIONAL POWER CORPORATION, a government owned and controlled corporation existing under and by virtue of Republic Act No. 6395, as amended, with its principal office at the corner of Agham Road and Quezon Avenue, Diliman, Quezon City, Philippines, represented herein by its President, MR. ERNESTO M. ABOITIZ, who is duly authorised to represent it in this Agreement, hereinafter referred to as NAPOCOR.

                                    RECITALS

         WHEREAS NAPOCOR and Hopewell Holdings Limited signed a letter of intent on the 14th April, 1988 and a further letter dated 10th October, 1988 from Hopewell Holdings Limited pursuant to which they agreed, inter alia, to endeavour to agree the terms whereon HOPEWELL, a subsidiary of Hopewell Holdings Limited, would supply a gas turbine power station to NAPOCOR on a build, operate and transfer basis.

         WHEREAS Pursuant to the said letters HOPEWELL has agreed to supply and NAPOCOR has agreed to accept a gas turbine power station upon the terms and subject to the conditions hereinafter appearing.

         WHEREAS HOPEWELL shall cause the formation of a subsidiary Philippine corporation, to be called Hopewell Energy (Philippines) Corp., for the purpose of undertaking certain of the work in respect of the building and operating of the Power Station and perform other undertakings specified in this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1.       DEFINITION OF TERMS

1.01     In this Agreement and in the recitals hereto:

         "ACCESSION UNDERTAKING" means an agreement in the form substantially set out in the Twelfth Schedule pursuant to which

HOPEWELL PHILIPPINES agrees to become a party hereto as therein provided;

"AVAILABILITY" means the maximum generating capacity from time to time of the Power Station as determined pursuant to the Availability Schedule;

"AVAILABILITY SCHEDULE" means the schedule of the generating capacity of the Power Station agreed pursuant to Clause 8.08;

"BLACK START" means the starting of the turbines of the Power Station in circumstances where, due to failure of other power stations connected to the Luzon grid, it is impossible for NAPOCOR to supply the necessary start-up electricity;

"BOI" means the Board of Investments of the Republic of the Philippines;

"CAPACITY FEES" means the fees payable by NAPOCOR to HOPEWELL in respect of the Contracted Capacity as provided in Clause 11;

"CENTRAL BANK" means the Central Bank of the Philippines;

"COMPLETION DATE" means the day upon which HOPEWELL certifies that the Power Station, capable of operating in accordance with the Operating Parameters, has successfully completed its testing;

"CONTRACTED CAPACITY" shall have the meaning given to it in the Eighth Schedule;

"CO-OPERATION PERIOD" means the period of twelve (12) years from the later of the Target Completion Date and the Completion Date, as the same may be extended from time to time pursuant to the terms hereof;

"DELIVERY POINTS" means the metering points referred to in the Seventh Schedule;

"DOWNTIME" shall have the meaning given to it in the Sixth Schedule;

"EFFECTIVE DATE" means the date on which NAPOCOR and HOPEWELL certify that all the conditions contained in Clauses 7.01, 7.02, 7.03 and 7.04 have been fulfilled to the satisfaction of NAPOCOR in the case of Clause 7.01 and fulfilled or waived to the satisfaction of HOPEWELL in the case of Clauses 7.02,
7.03 and 7.04;

"EMERGENCY" means unforeseen circumstances affecting the Luzon grid which reasonably require NAPOCOR to request HOPEWELL to supply it with power and energy as soon as practicable in order to avoid damage to NAPOCOR's electric system and/or a failure in the continuous supply of electricity from the grid;

"ENERGY FEES" means the fees payable by NAPOCOR to HOPEWELL in respect of energy supplied to NAPOCOR as provided in Clause 11;

"EVALUATED OPERATING HOURS" shall have the meaning given to it in the Sixth Schedule;

"FORCE MAJEURE" shall have the meaning specified in Clause 16.01;

"FORCED OUTAGE" shall have the meaning given to it in the Sixth Schedule;

"FORCED OUTAGE DAY" shall have the meaning given to it in the Sixth Schedule;

"FUEL MANAGEMENT AGREEMENT" means the agreement to be entered into pursuant to Clause 9.06;

"FUEL SPECIFICATIONS" means the specifications as to the quality and method of storage, supply and delivery of the fuel for the Power Station described in Clause 9.03 and the Fourth Schedule;

"FUEL SUPPLY PROCEDURES" means the procedures and parameters for the supply and delivery of fuel by NAPOCOR described in Clause 9 and the Fourth Schedule;

"HOPEWELL PHILIPPINES" means Hopewell Energy (Philippines) Corp., a Philippine corporation in the process of being formed, and which is or shall be a subsidiary of HOPEWELL;

"MAJOR OVERHAUL" means, in relation to a turbine, the overhaul following 48,000 Evaluated Operating Hours;

"MONTH" means the period commencing immediately after the taking of a photograph of the electricity meters on the 25th of each calendar month, pursuant to the Seventh Schedule and ending upon the taking of such photograph on the 25th of the next calendar month; in the case of the first month "MONTH" means the period commencing on the first day of the Cooperation Period and ending upon the taking of a photograph of the electricity meters on the 25th of the current calendar month (or the next calendar month if the period commenced on or after the 25th of the current calendar month) and in the case of the last month "MONTH" means the period commencing immediately after the end of the immediately preceding Month and ending upon the taking of a photograph of the electricity meters on the Transfer Date;

"NOMINAL CAPACITY" shall mean 200,000 KW;

"OPERATING PARAMETERS" means the operating parameters of the Power Station described in the Second Schedule;

"PERFORMANCE UNDERTAKING" means the agreement referred to in Clause 7.03(i);

"POWER STATION" means the power station built, or to be built, pursuant to Clause 2.01;

"PRIME" means, on any day, the rate per annum which is the average of the prime or equivalent rates of Citibank, N.A., New York, Bankers Trust Company, New York and Manufacturers Hanover Trust Company of New York as publicly announced from time to time, in force on such date and, for the purposes of this Agreement, a change in any such rate shall be effective on and from the day on which it is announced or, if such announcement provides for such change to come into effect on a later date, on and from such later date;

"PROJECT" means the design, construction, equiping, completion, testing, commissioning and operation of the Power Station;

"PROJECT SCOPE" means the scope of the supply of work of HOPEWELL in connection with the construction of the Power Station as described in the First Schedule;

"SITE" means the site for the Power Station at Navotas Metropolitan Manila as more particularly described in the First Schedule;

"SPECIFICATIONS" means the specifications of the Power Station described in the First Schedule;

"START UP FEES" means the fees payable by NAPOCOR to HOPEWELL in respect of start ups of the gas turbines as provided in Clause 11;

"SUPPLY PROCEDURES" means the procedures and parameters for the requesting of the supply of electricity by NAPOCOR described in Clause 10.01 and the Sixth Schedule;

"T-BILL RATE" means, in respect of any day for which interest based on such rate is being calculated under this Agreement, the rate per annum at which Philippine Treasury Bills (with terms of 30 days or if no such bill with a term of 30 days is issued such bill which is issued having the term nearest to 30 days) were issued by the Philippine Government on the Friday immediately preceding such day, or, if there were no Treasury Bills issued on such Friday, on the day immediately preceding such Friday on which Treasury Bills were issued provided that if, for 30 days no Philippine Treasury Bills are issued, then "T-Bill Rate" shall mean such alternative rate of interest as may be agreed between HOPEWELL and NAPOCOR at such time, or, in the absence of agreement, the rate per annum certified and evidenced by HOPEWELL to be its effective cost of borrowing at such time;

         "TARGET COMPLETION DATE" means, subject to Clause 5.02, 15th October, 1989;

         "TRANSFER DATE" means the day following the last day of the Co-operation Period; and

         "TRANSMISSION LINE" means the transmission line to be installed and connected by NAPOCOR pursuant to Clause 3.06(iv) and having the specifications set out in the Fifth Schedule.

1.02 Any reference in this Agreement to a "CLAUSE" or a "SCHEDULE" is a reference to a clause hereof or a schedule hereto.

1.03     In this Agreement:

         (i) "$" and "DOLLAR(S)" denote lawful currency of the United States of America;

         (ii) "PS" and "PESO(S)" denote lawful currency of the Republic of the Philippines;

         (iii)    "MW" denotes a megawatt;

         (iv)     "KW" denotes a kilowatt; and

         (v)      "KWH" denotes a kilowatt hour.

2.       THE PROJECT

2.01 HOPEWELL, having inspected the Site and finding it physically suitable for the construction and operation of a gas turbine power station, shall cause the design, development, construction, completion, testing and commissioning of a gas turbine power station with Black Start capability, capable of operating at a level within the Operating Parameters and in accordance with the Specifications and the Project Scope.

2.02 Subject as herein provided, all costs of HOPEWELL in connection with the building of the Power Station as provided in Clause 2.01 shall be borne by HOPEWELL and HOPEWELL shall be responsible for arranging all necessary funding including any available preferential credits.

2.03 NAPOCOR shall make available the Site to HOPEWELL for the purpose of building and operating the Power Station at no cost to HOPEWELL for the period from the Effective Date until the Transfer Date and HAPOCOR shall be responsible for the payment of all real estate taxes and assessments, rates and other charges in respect of the Site and the buildings and improvements thereon.

2.04 NAPOCOR shall ensure that all necessary access to and from the Site is made available to HOPEWELL, its employees, contractors, subcontractors and advisors and that all necessary utilities as provided in Section V of the First Schedule are made available at the Site as necessary for the construction, testing and commissioning of the Power Station.

2.05 HOPEWELL shall be responsible for the importation and transportation of equipment to the Site, the obtaining of building, construction, operating and other permits, licences and approvals for the Project, and of visas and work permits for foreign personnel, the recruitment of local labour and compliance with all local and other regulations including the payment of all fees and costs thereof.

2.06 NAPOCOR shall supply fuel and start up electricity (through the interconnection facilities with MERALCO) of the required quantity and quality and at the required time for the testing and commissioning of the Power Station, shall construct, install and connect the Transmission Line and shall take all electricity generated during testing and commissioning.

2.07 All costs of NAPOCOR (except in respect of start up electricity) in connection with its obligations under Clause 2.03, 2.04 and 2.06 shall be borne by NAPOCOR.

2.08 From the date hereof until the Transfer Date, HOPEWELL shall, directly or indirectly, own the Power Station and all the fixtures, fittings, machinery and equipment on the Site or used in connection with the Power Station which have been supplied by it or at its cost and it shall operate and manage the Power Station for the purpose of converting fuel of NAPOCOR into electricity.

2.09 Until the Transfer Date, NAPOCOR shall, at its own cost, supply and deliver all fuel for the Power Station and shall take all electricity generated by the Power Station at the request of NAPOCOR which shall pay to HOPEWELL fees as provided in Clause 11.

2.10 During the Co-operation Period NAPOCOR shall ensure the provision of all necessary utilities to the Power Station as provided in Section VI of the First Schedule Provided that NAPOCOR shall have no liability under this sub-clause where such utility is withdrawn as a result of HOPEWELL failing to pay for the utilization of the same.

2.11 On the Transfer Date the Power Station shall be transferred by HOPEWELL to NAPOCOR without the payment of any compensation.

2.12 The parties hereto shall mutually collaborate with each other in order to achieve the objectives of this Agreement and the performance by each of the parties hereto of their respective obligations hereunder.

3.       Construction of the Power Station

3.01 HOPEWELL shall be responsible for the design, construction, equiping, completion, testing and commissioning of the Power Station and shall commence work upon being instructed by NAPOCOR by instructions in writing given not later than 31st December, 1988.

3.02 In pursuance of its obligations under Clause 3.01 HOPEWELL shall have full right to:

         (i)      call for tenders and award contracts with or without tender;

         (ii) arrange for the preparation of detailed designs and approve or reject the same;

         (iii)    appoint and remove consultants and professional advisers;

         (iv) purchase new and/or refurbished equipment including the gas turbine sets;

         (v) appoint, organise and direct staff, manage and supervise the Project;

         (vi) enter into contracts for the supply of materials and services, including contracts with NAPOCOR; and

         (vii) do all other things necessary or desirable for the completion of the Power Station in accordance with the Specifications and generally accepted engineering standards by the Target Completion Date.

3.03 In pursuance of its obligations under Clause 3.01 HOPEWELL shall, where possible, award contracts to Philippine contractors and suppliers of materials and services provided that, in its opinion, the quality, delivery times, costs, reliability and other terms are comparable to those offered by foreign contractors and/or suppliers.

3.04 NAPOCOR shall be entitled at its own cost to monitor the progress and quality of the construction and installation work and for this purpose HOPEWELL shall:

         (i) ensure that NAPOCOR and any experts appointed by NAPOCOR in connection with the Project are afforded reasonable access to the Site at times to be agreed with HOPEWELL provided that such access does not materially interfere with the works comprising the Project or expose any person on the Site to any danger;

         (ii) make available for inspection at the Site copies of all plans and designs; and

         (iii) within two months of the completion of the Power Station, supply NAPOCOR with one set of reproduceable copies and five sets of white print copies (or equivalent) of all "as built" plans and designs.

3.05     HOPEWELL:

         (i) shall in no way represent to any third party that, as a result of any review by NAPOCOR, NAPOCOR is responsible for the engineering soundness of the Power Station; and

         (ii) shall, subject to the other provisions of this Agreement, be solely responsible for the economic and technical feasibility, operational capability and reliability of the Power Station.

3.06 NAPOCOR shall ensure that all infrastructural requirements and utilities necessary for the completion of the Power Station in accordance with the Specifications by the Target Completion Date are made available in a timely fashion and accordingly shall at its own cost, inter alia:

         (i) give vacant possession of the Site to HOPEWELL by not later than 15 days after the Effective Date;

         (ii) ensure that there is provided to the Site by not later than 15 days after the Effective Date access roads capable of taking traffic to and from the Site and ensure that the Site is enclosed by a temporary fence as described in the First Schedule;

         (iii) ensure that there is provided to the Site water, electricity, telephone, telex and fax as provided and at the times set out in Section V of the First Schedule the cost of the utilization of which and normal fees shall be for HOPEWELL's account; and

         (iv) ensure that there is installed and connected a transmission line from the outgoing gantry of the switching facility within the Site boundary and which is capable of operating within the specifications set out in the Fifth Schedule.

3.07 NAPOCOR warrants and undertakes that the Site shall be suitable for the construction and operation of the Power Station including for its construction and operation within all environmental and other Philippine and local laws and regulations.

4.       SPECIFICATIONS AND OPERATING PARAMETERS

4.01 The Power Station shall be constructed and equipped in accordance with the Specifications and Project Scope set out in the First Schedule.

4.02 Following the Completion Date the Power Station shall be capable of operating within the Operating Parameters set out in the Second Schedule.

5.       CONSTRUCTION TIMETABLE

5.01 The parties shall work together in order to endeavour to achieve the timely completion of the Project in accordance with the following timetable:-


Stage Completed                               Date
---------------                               ----
Effective Date                        30th November, 1988
Mobilisation                          15th December, 1988
Commencement of Site Works            31st December, 1988
Testing for 100MW                     15th August, 1989
Target Availability for 100MW         31st August, 1989
Testing for Completion Date            1st October, 1989
Target Completion Date                15th October, 1989

5.02 In the event that the Effective Date occurs, or the instructions referred to in Clause 3.01 are given, after 30th November, 1988 each of the other dates set out in Clause 5.01 shall be adjusted to occur later by the number of days that the Effective Date occurs, or such instructions are given, after 30th November, 1988.

5.03 In the event that, due to the fault of HOPEWELL, HOPEWELL fails to complete the Power Station as provided in Clause 4.01 within 4 weeks of the Target Completion Date, HOPEWELL shall pay NAPOCOR for each day thereafter until the Completion Date as provided in the Third Schedule.

5.04 In the event that, due to the fault of HOPEWELL, the Completion Date has not occurred on or before the day falling three hundred (300) calendar days after the Target Completion Date and it does not appear reasonably likely that the Completion Date will ever occur HOPEWELL shall pay to NAPOCOR the sum of $4,200,000 by way of liquidated damages but shall have no other liability in respect of such failure to complete the Power Station other than that provided in Clause 15.01 and upon such sum becoming payable, or being paid by HOPEWELL prior to it becoming due, HOPEWELL shall have no further liability to make payments pursuant to Clause 5.03.

5.05 Upon substantial completion of the Power Station, HOPEWELL may certify that the Power Station has successfully completed its testing and that accordingly the Completion Date has occurred notwithstanding that the Power Station is unable to produce 200 MW or to achieve the heat rates provided in
Section 9 of Part A of the Second Schedule but in that event adjustments shall be made to the Capacity Fees and Energy Fees as provided in the Eighth Schedule.

6.       TESTING

6.01 The parties shall meet and agree procedures, standards, protective settings and a programme for the testing of the Power Station in accordance with the Fourteenth Schedule and NAPOCOR undertakes to take all electricity generated during any such testing.

6.02 HOPEWELL shall give to NAPOCOR not less than 14 days' notice, or such lesser period as the parties hereto may agree, of its intention to commence any testing.

6.03 During the Co-operation Period, in order to ensure the proper functioning and maintenance of the Power Station, HOPEWELL shall be entitled to require that each gas turbine be operated for a period of two hours in each Month including start up time.

6.04 NAPOCOR shall ensure that there is made available for any testing supplies of fuel, start up electricity and water in sufficient quantity for the proper carrying out of such testing and of the quality specified in the Schedules hereto.

6.05 The cost of the fuel to be supplied by NAPOCOR pursuant to Clause 6.04 shall be for NAPOCOR's account.

6.06 NAPOCOR shall ensure that the Transmission Line is installed and connected in time for the first testing to take place in accordance with the agreed programme and that it is by such time capable of operating within the specifications set out in the Fifth Schedule.

6.07 NAPOCOR and/or its experts shall be entitled to be present at any testing.

6.08 Forthwith upon the completion of any testing HOPEWELL shall certify whether or not the Power Station has satisfied such test and shall provide NAPOCOR with a copy of such certificate.

7.       CONDITIONS PRECEDENT

7.01 It shall be a condition precedent to this Agreement that by 30th November 1988, or such later date as the parties hereto may agree, the following are supplied to NAPOCOR by HOPEWELL, each in form and substance satisfactory to NAPOCOR or that such a condition precedent is waived by NAPOCOR:

         (i) copies of the Memorandum and Articles of Association of HOPEWELL, as certified by the company secretary of HOPEWELL in a manner satisfactory to NAPOCOR:

         (ii) copies of resolutions adopted by HOPEWELL's Board of Directors authorising the execution, delivery and performance by HOPEWELL of this Agreement certified by the company secretary of HOPEWELL in a manner satisfactory to NAPOCOR;

         (iii) approval of the Central Bank to make payments to HOPEWELL in dollars as provided in this Agreement; and

         (iv) a bond or guarantee of a financial institution acceptable to NAPOCOR in respect of HOPEWELL's obligations under Clause 5.04.

7.02 It shall be a condition precedent to this Agreement that by 30th November 1988, or such later date as the parties hereto may agree, the following are supplied to HOPEWELL by NAPOCOR, each in form and substance satisfactory to HOPEWELL or that such a condition precedent is waived by HOPEWELL:

         (i) copies of the Charter and By-Laws of NAPOCOR, and of resolutions adopted by its Board of Directors authorising the execution delivery and performance by NAPOCOR of this Agreement, each certified by the corporate secretary of NAPOCOR in a manner satisfactory to HOPEWELL;

         (ii) copies of such consents, licences, permits, approvals and registrations by or with any governmental agency or other authority in the Philippines as may be necessary to ensure the validity and binding effect of this Agreement and to permit the performance by NAPOCOR of its obligations under this Agreement;

         (iii) a certificate of the corporate secretary of NAPOCOR confirming that all necessary corporate and other approvals and action have been duly obtained and taken for the execution, delivery and performance by NAPOCOR of this Agreement;

         (iv) a copy of the lease to NAPOCOR of the Site, certified by the corporate secretary of NAPOCOR in a manner satisfactory to HOPEWELL together with the agreement of the lessor and NAPOCOR that, in the event NAPOCOR shall fail to pay any rental or perform any of its obligations when due under the said lease, HOPEWELL or its assignee shall be entitled, at its sole option, to pay such rental or perform such obligation on behalf and for the account of NAPOCOR;

         (v) evidence that the lease referred to in paragraph (iv) above has been recorded in the office of the Register of Deeds and that HOPEWELL's interest in the Site has been duly recorded on such lease and in the office of the Register of Deeds; and

         (vi) a legal opinion of NAPOCOR's General Counsel in the form set out in the Thirteenth Schedule.

7.03 It shall be a condition precedent to this Agreement that by 30th November 1998, or such later date as the parties hereto may agree, the following are received by HOPEWELL, each in form and substance satisfactory to HOPEWELL or that such a condition precedent is waived by HOPEWELL:

         (i) a performance undertaking of the Republic of the Philippines in respect of NAPOCOR's obligations hereunder duly executed and delivered by the Republic of the Philippines in the form set out in the Eleventh Schedule;

         (ii) copies of all such consents, licences, permits, approvals and registrations by or with any governmental agency or other authority in the Philippines as may be necessary to ensure the validity and binding effect of the Performance Undertaking, and to permit the performance by the Republic of the Philippines of its obligations thereunder;

         (iii) a legal opinion of the Secretary of Justice of the Republic of the Philippines as to the validity, enforceability and binding effect of the Performance Undertaking in form and substance satisfactory to HOPEWELL;

         (iv) the Accession Undertaking, duly executed by HOPEWELL PHILIPPINES; and

         (v)      each of the documents referred to in the Ninth Schedule,

it is understood that NAPOCOR shall not be responsible to ensure that any of the above is received by HOPEWELL.

7.04 If the Effective Date has not occurred by 30th November, 1988 it shall be a condition precedent to this Agreement that HOPEWELL has notified NAPOCOR that it has been able to arrange for the purchase of appropriate gas turbines and auxiliaries for the construction of the Power Station.

7.05 If, on or before the 15th January 1989, or such later date as the parties hereto may agree, the Effective Date has not occurred, NAPOCOR shall reimburse and indemnify HOPEWELL for all costs and liabilities incurred by HOPEWELL in respect of its obligations under Clause 3 provided that NAPOCOR has given its prior written approval to HOPEWELL incurring such cost or liability; NAPOCOR's obligations under this Clause 7.05 shall be effective notwithstanding that the Effective Date has not occurred or that all or any of the conditions precedent set out in Clauses 7.01, 7.02, 7.03 and 7.04 have not been satisfied or waived.

7.06 In the event that the lease referred to in Clause 7.02(iv), or any of the approvals, consents, registrations, exemptions or other rights, laws or regulations referred to in Clause 7.02, 7.03 or the Ninth Schedule is subsequently terminated, withdrawn, rescinded or amended or any new required extension, approval, consent or registration cannot be obtained and as a result thereof the interest of HOPEWELL in the Site, the Project or the Power Station and/or HOPEWELL's expectation of its economic return (net of tax or other imposition) on its investment is materially reduced, prejudiced or otherwise adversely affected (including, without limitation, any restriction on the ability to remit funds in dollars outside of the Philippines) then the parties hereto shall meet and endeavour to agree on amendments to this Agreement and if after 60 days no such agreement has been reached the provisions of Clause 17.01 shall apply.

7.07 NAPOCOR and HOPEWELL shall meet and jointly certify that this Agreement is no longer conditional and that the Effective Date has occurred.

7.08 If all the conditions set forth in Clauses 3.01, 7.01, 7.02, 7.03 and 7.04 hereof have not been satisfied as of 1st January, 1989, the parties hereto shall meet and endeavour to agree a new effective date; if no agreement is reached on or before 15th January, 1989, this Agreement shall, subject to Clause 7.05, be declared automatically cancelled (except as required in respect of Clause 7.05) and the parties shall have no liability with respect to each other except as provided in Clause 7.05.

8.         Operation of the Power Station

8.01 HOPEWELL shall, at its own cost, be responsible for the management, operation, maintenance and repair of the Power Station during the Co-operation Period and shall use its best endeavours to ensure that the Power Station is in good operating condition and capable of converting fuel supplied by NAPOCOR into electricity in a safe and stable manner within the Operating Parameters.

8.02 Notwithstanding Clause 8.01, it is understood and agreed by NAPOCOR that in order to undertake necessary overhaul, maintenance, inspection and repair HOPEWELL shall be entitled to periods of Downtime as provided in the Sixth Schedule and, by not later than the Completion Date and each anniversary thereof, the parties hereto shall agree an annual schedule for Downtime during the course of the succeeding year which shall be revised as provided in the Sixth Schedule.

8.03 HOPEWELL undertakes that during the Co-operation Period, subject to the supply of the necessary fuel pursuant to Clause 9 and to the other provisions hereof, it will operate the Power Station to convert such fuel into electricity in accordance with Clause 10.

8.04 In pursuance of its obligations under Clause 8.01 HOPEWELL shall have full right to:


         (i) enter into contracts for the supply of materials and services, including, contracts with NAPOCOR;

         (ii)     appoint and remove consultants and professional advisers;

         (iii)    purchase replacement equipment;

         (iv) appoint, organise and direct staff, manage and supervise the Power Station;

         (v) establish and maintain regular inspection, maintenance and overhaul procedures; and

         (iv) do all other things necessary or desirable for the running of the Power Station within the Operating Parameters.

8.05 NAPOCOR shall ensure that all infrastructural requirements and utilities necessary for the operation of the Power Station within the Operating Parameters are made available in a timely fashion and accordingly shall at its own cost, inter alia:

         (i) ensure that there is provided to the Site water, electricity, telephone, telex and fax as provided in Section VI of the First Schedule the cost of the utilization of which) other than electricity) and normal fees shall be for HOPEWELL's account; and

         (ii) maintain and repair the Transmission Line to ensure that at all times it is capable of operating within the specifications set out in the Fifth Schedule.

8.06 NAPOCOR and HOPEWELL shall, from time to time, meet and discuss and agree safety guidelines for the operation of the Power Station within the Operating Parameters and following such agreement HOPEWELL shall operate the Power Station within such safety guidelines.

8.07 HOPEWELL shall operate the Power Station in accordance with all environmental and other Philippine and local laws and regulations in force as at the date of this Agreement and shall comply with any changes in such laws and regulations and with any new laws and regulations provided that if to comply with such changes or new laws and regulations would:

         (i) result in the Power Station being unable to operate in accordance with the Specifications or within the Operating Parameters; or

         (ii) in the opinion of HOPEWELL, result in the interest of HOPEWELL in the Site, the Project or the Power Station and/or HOPEWELL's expectation of its economic return (net of tax or other imposition) on its investment being materially reduced, prejudiced or otherwise adversely affected, then the parties shall meet and endeavour to agree on amendments to this Agreement and if after 60 days no such agreement has been reached the provisions of Clause 17.01 shall apply.

8.08 Availability will be determined by reference to Downtime calculated as provided in the Sixth Schedule and the parties will agree an annual schedule of Availability which shall be reviewed from time to time; in agreeing such Availability Schedule HOPEWELL shall take account of the requirements of NAPOCOR but in no event shall HOPEWELL be obliged to agree to Availability in excess of, or at times other than, that permitted after taking account of Downtime.

9.           Supply of Fuel


9.01 Throughout the Co-operation Period NAPOCOR shall at all times supply and deliver all fuel and (except in the case of a Black Start) start up electricity required by HOPEWELL and necessary for the Power Station to generate the electricity required to be produced by it pursuant to Clause 10.

9.02         The cost of the fuel to be supplied by NAPOCOR pursuant to Clause
9.01 shall be for NAPOCOR's account.

9.03 All fuel and start up electricity to be supplied by NAPOCOR shall be of the quality and supplied and delivered in the manner described in the Fourth Schedule.

9.04 All fuel shall be tested as provided in the Fourth Schedule, and HOPEWELL shall, at all times, be entitled to reject any fuel if the results of any test relating to it show that it does not comply with the Fuel Specifications but NAPOCOR shall not have any liability to HOPEWELL for damage to the Power Station resulting from the fuel not complying with the Fuel Specifications.

9.05 NAPOCOR shall ensure that at all times the necessary stocks as required by HOPEWELL are stored at adjacent to the Site or are available for immediate delivery to the Site.

9.06 NAPOCOR and HOPEWELL shall enter into a fuel management agreement as further described in the Fourth Schedule pursuant to which HOPEWELL shall agree to manage, but shall have no responsibility for security in respect of the fuel of NAPOCOR which has been delivered to the off Site fuel tanks upon the terms and conditions therein appearing and subject to the payment by NAPOCOR of the fees therein provided.

10.      SUPPLY OF ELECTRICITY

10.01 Subject to NAPOCOR supplying the necessary fuel and start up electricity pursuant to Clause 9, HOPEWELL agrees to convert such fuel into electricity and NAPOCOR agrees to take all electricity requested by NAPOCOR in accordance with the procedures set out in the Sixth Schedule and the Operating Parameters set out in the Second Schedule.

10.02 The quantities of electricity delivered to NAPOCOR by HOPEWELL from time to time shall be monitored, measured and recorded in accordance with the provisions of the Seventh Schedule.

10.03 HOPEWELL shall notify NAPOCOR promptly of the occurrence of any event (other than scheduled Downtime) which results or may result in the Power Station being unable to operate in accordance with the Specifications and within the Operating Parameters.

10.04    The place for delivery of the electricity shall be the Delivery Points.

11.      FEES

11.01 In respect of each Month from the Completion Date until and including the Month in which the Transfer Date falls NAPOCOR shall pay to HOPEWELL PHILIPPINES Capacity Fees, Energy Fees and Start Up Fees calculated as provided in the Eighth Schedule.

11.02 In respect of each Month HOPEWELL will deliver to NAPOCOR an invoice in respect of Capacity Fees, Energy Fees and Start Up Fees for such Month and NAPOCOR shall pay to HOPEWELL the amount of such invoice within 30 days after the delivery of such invoice.

11.03 All fees payable to HOPEWELL pursuant to this Clause shall be paid together with Value Added Tax thereon (which shall be separately stated in all invoices) in dollars in respect of the dollar portion and in pesos in respect of any pesos portion and each sum payable shall be increased so as to ensure that after NAPOCOR has deducted therefrom any and all taxes or charges required to be deducted therefrom by NAPOCOR there remains a sum equal to the amount that would have been payable to HOPEWELL had there been no requirement to deduct or withhold such taxes or other charges.

11.04 NAPOCOR shall pay to HOPEWELL Energy Fees in respect of all electricity generated during commissioning and testing.

11.05 NAPOCOR shall pay to HOPEWELL Energy Fees and Start Up Fees calculated as provided in the Eighth Schedule in respect of any requested energy and requested start up prior to the start of the Co-operation Period.

11.06 NAPOCOR shall pay HOPEWELL Capacity Fees calculated as provided in the Eighth Schedule in respect of the period, if any, from the Completion Date until the Target Completion Date.

11.07 In respect of each month, HOPEWELL will deliver to NAPOCOR an invoice in respect of Capacity Fees, Energy Fees and Start Up Fees payable pursuant to Clauses 11.04, 11.05 or 11.06 for such month and NAPOCOR shall pay to HOPEWELL, the amount of such invoice within 30 days after the delivery of such notice.

11.08 If any amount payable by NAPOCOR hereunder whether in respect of fees or otherwise is not paid on or before the due date NAPOCOR shall pay interest thereon, calculated at the rate of Prime plus 3% p.a. if the amount was due in dollars and the T-Bill Rate plus 3% p.a. if the amount was due in pesos, from the date upon which it was due until the date upon which such amount is received by HOPEWELL.

11.09 All payments made by NAPOCOR hereunder shall be made free and clear of and without any deduction for or on account of any set-off, counterclaim, tax or otherwise except as required by law.

11.10 If NAPOCOR disputes the amount specified in any invoice it shall so inform HOPEWELL within seven (7) days of receipt of such invoice; if the dispute is not resolved by the due date NAPOCOR shall pay the undisputed amount on or before such date and the disputed amount shall be resolved within fourteen (14) days of the due date for such invoice and any sum paid to HOPEWELL shall be paid together with interest pursuant to Clause 11.08 from the due date of such invoice.

12.      FOREIGN EXCHANGE

12.01 All sums payable to HOPEWELL in dollars shall be payable in dollars in Hong Kong, in same-day funds not later than 11:00 a.m., Hong Kong time, on the day when payment is due, to the account of HOPEWELL (which HOPEWELL shall notify to NAPOCOR) at Citibank, N.A. of Citicorp Centre, 18 Whitfield Road, Causeway Bay, Hong Kong or such other account as HOPEWELL may specify and is acceptable to NAPOCOR.

12.02 Any costs incurred by NAPOCOR in connection with the remittance of funds outside the Philippines may be deducted from the amount so remitted up to a maximum amount equal to 0.15% of the amount remitted, all other costs incurred in making payments in accordance with the terms of this Agreement shall be for NAPOCOR's account.


12.03 All sums payable to HOPEWELL in pesos shall be payable in pesos in Manila, in same-day funds not later than 11.00 a.m., Manila time, on the day when payment is due, to the account of HOPEWELL with a bank in Manila that HOPEWELL shall specify to NAPOCOR.


12.04 In the event that any payment, whether pursuant to judgment or otherwise, upon prompt conversion to dollars and transfer to Hong Kong, as provided in Clause 12.01, does not result in payment of the dollar amount stipulated in this Agreement, HOPEWELL shall be entitled to immediate payment of, and shall have a separate cause of action, for the dollar deficiency.


13.      INSURANCE


         HOPEWELL shall be responsible to ensure there is effected insurance as provided in the Tenth Schedule.




14.      TRANSFER OF OWNERSHIP

14.01 On the Transfer Date HOPEWELL shall transfer to NAPOCOR, free from any lien or encumbrance created by HOPEWELL and without the payment of any compensation, all its right, title and interest in and to the fixtures, fittings, plant and equipment (including test equipment and special tools) and all improvements comprising the Power Station.

14.02 Six months prior to the Transfer Date, NAPOCOR and HOPEWELL shall meet and agree the inventories involved, the mechanics of transfer and security arrangements but HOPEWELL shall not be liable for any discrepancies between such inventories and the actual fixtures, fittings, plant and equipment transferred provided that following agreement on inventories HOPEWELL shall exercise the same care regarding the fixtures, fittings, plant and equipment and all improvements therein as it did prior to agreeing the same and provided further that NAPOCOR shall be entitled to provide a security unit within the Site.

14.03 The Power Station and all other equipment transferred pursuant to this Clause 14 shall be transferred on an "as is" basis and any warranties which would otherwise be implied by statute or otherwise, including, without limitation, warranties as to title, fitness for the purpose, the absence of patent or inherent defects, description or otherwise of whatsoever nature will be excluded and after the Transfer Date HOPEWELL shall be under no liability whatsoever to NAPOCOR in respect of the operation or otherwise of the Power Station by NAPOCOR or a person designated by NAPOCOR and NAPOCOR shall indemnify and keep indemnified HOPEWELL against any liability to any person arising from the use or operation of the Power Station after the Transfer Date Provided however that HOPEWELL shall subrogate or assign to NAPOCOR any and all rights and benefits which it is able to subrogate or assign of any unexpired warranties in respect of the building, plant and equipment of the Power Station under applicable laws or otherwise.

14.04 NAPOCOR shall be responsible for all costs and expenses (including legal fees and taxes or duties) incurred in connection with the transfer referred in this Clause 14 and shall at its own cost obtain or effect all governmental and other approvals, licences, registrations and filings and take such other action as may be necessary for the transfer contemplated in this Clause 14, and reimburse HOPEWELL on demand for all such costs and expenses incurred by HOPEWELL in respect of such transfer.

15.      LIABILITY

15.01 In the event that, in breach of its obligations hereunder, HOPEWELL fails to construct the Power Station, HOPEWELL shall reimburse and indemnify NAPOCOR for all costs and liabilities incurred by NAPOCOR in respect of NAPOCOR's obligations under Clause 2 or Clause 3.

15.02 HOPEWELL's liability to NAPOCOR arising from any breach of this Agreement or otherwise in connection with the design, construction and operation of the Power Station shall be limited to payments as provided in Clauses 5.03,
5.04 and 15.01 and the penalties as provided in Sections 5.1 and 5.2 of the Eighth Schedule.

15.03 NAPOCOR shall indemnify and hold HOPEWELL, its officers and employees harmless against any claims of any person who directly or indirectly suffers as a result of an interruption of electricity supply or any other disruption or surge of electricity supply arising out of or in connection with this Agreement and/or the design, construction, equiping, testing, commissioning and/or operation of the Power Station and any of HOPEWELL's, its officers' or employees' actions or omissions in connection with the same.

15.04 Subject to Clause 15.03, HOPEWELL shall hold NAPOCOR, its officers and employees free of and harmless from any claims or suits of any third party, other than claims for economic loss, arising from HOPEWELL's operation of the Power Station.

15.05 Except where otherwise stated in this Agreement, the duties, obligations and liabilities of the parties hereto are intended to be several and not joint or collective and nothing contained in this Agreement shall be construed to create an association, trust, partnership or joint venture amongst the parties hereto and each party shall be liable individually and severally for its own obligations under this Agreement.

16.      FORCE MAJEURE

16.01 No failure or omission to carry out or observe any of the terms, provisions or conditions of this Agreement shall give rise to any claim by any party hereto against any other party hereto, or be deemed to be breach of this Agreement if the same shall be caused by or arise out of:

         (a) (other than as referred to in paragraph (b) below), any war, declared or not or hostilities, or of belligerence, blockade, revolution, insurrection, riot, public disorder, expropriation, requisition, confiscation or nationalization, export or import restrictions by any governmental authorities, closing of harbours, docks, canals, or other assistances to or adjuncts of the shipping or navigations of or within any place, rationing or allocation, whether imposed by law, decree or regulation by, or by compliance of industry at the insistence of any governmental authority, or fire, unusual flood, earthquake, storm, lightning, tide (other than normal tides), tidal wave, perils of the sea, accidents of navigation or breakdown or injury of vessels, accidents to harbours, docks, canals, or other assistances to or adjuncts of the shipping or navigation, epidemic, quarantine, strikes or combination of workmen, lockouts or other labour disturbances, or any other event, matter or thing, wherever occurring, which shall not be within the reasonable control of the party affected thereby; or

         (b) war, declared or not or hostilities involving the Republic of the Philippines, or of belligerence, blockade, revolution, insurrection, riot, public disorder, expropriation, requisition, confiscation or nationalization by or involving the Republic of the Philippines, export or import restrictions by any governmental, regional or municipal authorities of or within the Republic of the Philippines, closing of harbours, docks, canals, or other assistances to or adjuncts of the shipping or navigation of or within the Republic of the Philippines, rationing or allocation, whether imposed by law, decree or regulation by, or by compliance of industry at the insistence of, any governmental authority of or within the Republic of the Philippines, or any other event, matter or thing, wherever occurring, which shall be within the reasonable control of NAPOCOR or the government of the Republic of the Philippines or any agency or regional of municipal authority thereof, each of the foregoing event, matters or things being called "Force Majeure" in this Agreement.

16.02 Notwithstanding Clause 16.01 NAPCOR (i) shall not be entitled to claim for itself Force Majeure in respect of any Force Majeure mentioned in sub-paragraph (b) of Clause 16.01; and (ii) shall not be relieved of its obligation to make payments of Capacity Fees as provided in Clause 11.01 by the occurrence of any Force Majeure mentioned in sub-paragraph (b) of Clause 16.01 whether affecting NAPOCOR or HOPEWELL.

16.03    The party invoking Force Majeure shall:

         (a) notify the other parties as soon as reasonably possible by telex or cable of the nature of the Force Majeure and the extent to which the Force Majeure suspends the affected party's obligations under this Agreement; and

         (b) resume performance of its obligations as soon as possible after the Force Majeure condition no longer exists.

16.04 If Force Majeure applies prior to the Completion Date the parties will meet to discuss a revised timetable for the completion of the Project and if the Force Majeure has applied for a period in excess of 180 days and such Force Majeure is mentioned in sub-paragraph (b) of Clause 16.01 the provisions of Clause 17.01 shall apply.

16.05 If Force Majeure applies by the occurrence of any Force Majeure mentioned in sub-paragraph (a) of Clause 16.01 during the Co-operation Period the Co-operation Period shall be extended by a period equal to that during which the effect of the Force Majeure applies provided that if such effect applies for a period in excess of 180 days the parties hereto will meet to discuss the basis and terms upon which the arrangements set out in this Agreement may be continued.

16.06 The parties hereto will consult with each other and take all reasonable steps to minimize the losses of either party resulting from Force Majeure.

16.07 If any event of Force Majeure occurs which causes damage to the Project or the Power Station and such event or such damage would not ordinarily be insured against by NAPOCOR then HOPEWELL shall not be obliged to reinstate the Power Station, or, as the case may be, complete the building of the same, until the parties hereto have agreed upon the terms for such reinstatement or completion.


17.      BUYOUT

17.01 If the circumstances set out in Clause 7.06, Clause 8.07, Clause 16.04, Clause 16.07 or Clause 18 arise or if, not earlier than 5 years after the Completion Date, NAPOCOR gives not less than 90 days notice to HOPEWELL that either it wishes to close the Power Station or it wishes to move the gas turbines to elsewhere in the Philippines or if, NAPOCOR has failed to ensure the due payment of any sum due hereunder within three months of its due date then, upon HOPEWELL giving to NAPOCOR not less than 90 days notice requiring NAPOCOR to buyout HOPEWELL or, as the case may be, NAPOCOR giving not less than 90 days notice requiring HOPEWELL to sell out to NAPOCOR, NAPOCOR shall purchase all HOPEWELL's right, title and interest in and to the Power Station and thereupon all HOPEWELL's obligations hereunder shall cease.

17.02    In respect of any transfer of the Power Station pursuant to Clause
17.01 the provisions of Clause 14 (other than Clauses 14.01 and 14.02) shall apply thereto.

17.03 Subject to Clause 17.04, the purchase price in dollars, payable pursuant to Clause 17.01 will be the total amount of the Capacity Fees payable to HOPEWELL pursuant to Clause 11.01 until the Transfer Date upon the assumption that the Contracted Capacity during each year of the Co-operation Period for such period is equal to the lower of the Contracted Capacity last nominated by HOPEWELL and the Nominal Capacity and the resulting figure discounted to its value on the date of completion of the buyout by applying a discount rate equal to the last published Commercial Interest Reference Rate for dollars published by the Organization for Economic Cooperation and Development Provided that no buyout may take place without the consent of HOPEWELL if the purchase price calculated as above is not positive.

17.04 If the provision of Clause 17.01 apply prior to the Completion Date, the purchase price payable shall be an amount equal to the aggregate of all the costs, expenses and liabilities incurred by HOPEWELL in connection herewith as estimated by an independent accountant jointly appointed by both parties and subject to a maximum amount of $42,000,000 plus an amount equal to ten percent (10%) of such aggregate provided such additional amount shall not be payable if the provisions of Clause 17.01 are applicable pursuant to Clause 16.04.

17.05 Completion of a buyout pursuant to Clause 17.01 shall take place on the date of the expiry of the notice specified therein at which time NAPOCOR will pay to HOPEWELL the purchase price calculated in accordance with Clause
17.03 or, as the case may be, Clause 17.04 and payable in dollars and HOPEWELL shall warrant that following such buyout the Power Station shall be free from any lien or encumbrance created by HOPEWELL.

17.06 In the event that the provisions of Clause 17.01 apply pursuant to Clause 16.04 then there shall be deducted from the sum payable pursuant to Clause 17.04 an amount equal to the value, if any, of any insurance proceeds received by HOPEWELL in respect of the event leading to the operation of the provisions of Clause 16.04.

18.      CHANGE IN CIRCUMSTANCES

         In the event that as a result of any laws or regulations of the Republic of the Philippines, or any agency or other body under the control of the Government of the Republic of the Philippines or any regional or municipal authority thereof, coming into effect after the date hereof, or as a result of any such laws or regulations (including any official interpretation thereof which HOPEWELL has relied upon in entering into this Agreement) in force at the date hereof being amended, modified or repealed, the interest of HOPEWELL in the Site, the Project or the Power Station and/or HOPEWELL's expectation of its economic return (net of tax or other imposition) on its investment is materially reduced, prejudiced or otherwise adversely affected (including, without limitation, any restriction on the ability to remit funds in dollars outside of the Philippines) then the parties hereto shall meet and endeavour to agree amendments to this Agreement and if after 90 days no such agreement has been reached the provisions of Clause 17.01 shall apply.

19.      Benefit of Agreement

19.01 NAPOCOR may not assign or transfer all or any part of its rights, benefits or obligations hereunder Provided that this Clause shall not prevent NAPOCOR from merging or consolidating with any other company which is wholly owned by the Republic of the Philippines where the surviving entity adopts and becomes fully liable to perform NAPOCOR's obligations hereunder.

19.02 HOPEWELL may not, subject to Clause 19.03, transfer all or any of its obligations hereunder but may, for the purposes of arranging or rearranging finance for the Project, assign or transfer to any person providing finance to the Project all or any part of its rights and benefits hereunder but not its obligations and NAPOCOR shall duly acknowledge any such assignment or transfer of which it is given notice.

19.03 The importation into the Philippines of all equipment for the Project and all other work in connection with the Project which necessarily has to be performed in the Philippines and which HOPEWELL agrees to be responsible for hereunder shall be carried out by HOPEWELL PHILIPPINES which shall undertake to perform HOPEWELL's obligations to perform such work and in consideration of which NAPOCOR shall pay fees as provided in Clause 11; HOPEWELL PHILIPPINES, in carrying out such work and receiving such fees shall act on its own behalf and for its own benefit, and not as an agent or representative of HOPEWELL. For such purpose, HOPEWELL, NAPOCOR and HOPEWELL PHILIPPINES (whose participation HOPEWELL shall procure) shall execute and deliver the Accession Undertaking, upon the effectiveness of which HOPEWELL PHILIPPINES shall become a party hereto without the need for any further action on the part of HOPEWELL or NAPOCOR and the rights and obligations of NAPOCOR and HOPEWELL under this Agreement shall be transferred and amended in accordance with the terms of the Accession Undertaking, as if HOPEWELL PHILIPPINES had executed this Agreement as amended by the terms of the Accession Undertaking.

20.      Warranty

         HOPEWELL hereby warrants that neither it nor its representatives have offered any government officer and/or NAPOCOR official or employee any consideration or commission for this Agreement nor has it or its representatives exerted or utilized any corrupt or unlawful influence to secure or solicit this Agreement for any consideration or commission; that HOPEWELL shall not subcontract any portion or portions of the scope of the work of the Agreement awarded to any official or employee of NAPOCOR or to the relatives within the third degree of consanquinity or affinity of NAPOCOR officials who are directly or indirectly involved in contract awards or project prosecution and that if any commission is being paid to a private person, HOPEWELL shall disclose the name of the person and the amount being paid and that any violation of this warranty shall constitute a sufficient ground for the recission or cancellation of this Agreement or the deduction from the contract price of the consideration or commission paid without prejudice to the filing of civil or criminal action under the Anti-Graft Law and other applicable laws against HOPEWELL and/or its representatives and NAPOCOR's officials and employees.


21.      NOTICES

21.01 Unless otherwise stated, each communication to be made hereunder shall be made in writing but, unless otherwise stated, may be made by telex or letter.

21.02 Any communication or document to be made or delivered by one party to another pursuant to this Agreement shall be made or delivered to that other at its address specified above or such other address notified by that party to the other parties by giving not less than 15 days notice of such change of address, and shall be deemed to have been made or delivered (i) in the case of any communication made by telex with correct answerback (at the number identified with the relevant party's signature below), when despatched, and (ii) in the case of any communication made by letter, when left at that address or otherwise received by the addressee.


22.      DISPUTE RESOLUTION

22.01 Throughout the term of this Agreement representatives of the Directors of NAPOCOR, Hopewell Holdings Limited, HOPEWELL and Hopewell Philippines shall meet regularly at not less than yearly intervals to discuss the progress of the Project and the operation of the Power Station in order to ensure that the arrangements between the parties hereto proceed on a mutually satisfactory basis.

22.02 The parties hereto agree that in the event that there is any dispute or difference between them arising out of this Agreement or in the interpretation of any of the provisions hereof they shall endeavour to meet together in an effort to resolve such dispute by discussion between them but failing such resolution the Chief Executives of Hopewell Holdings Limited and NAPOCOR shall meet to resolve such dispute or difference and the joint decision of such Chief Executives shall be binding upon the parties hereto and in the event that a settlement of any such dispute or difference is not reached pursuant to this sub-clause then the provisions of Clause 24 shall apply.


23.      LAW

         This Agreement shall be governed by and construed in accordance with the laws of the Republic of the Philippines.

24.      Jurisdiction

24.01 The parties hereto submit to the non-exclusive jurisdiction of the proper courts of the Republic of the Philippines for the hearing and determining of any action or proceeding arising out of or in connection with this Agreement.

24.02 To the extent that NAPOCOR may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets or revenues such immunity (whether or not claimed) NAPOCOR agrees not to claim and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

AS WITNESS the hands of the duly authorised representatives of the parties hereto on the Sixteenth day of November in the year nineteen hundred and eighty eight.

                                 FIRST SCHEDULE

                        PROJECT SCOPE AND SPECIFICATIONS


I.       Scope of Agreement

         HOPEWELL shall be responsible for the design, supply, delivery, installation/erection including civil works, testing and commissioning of a gas turbine power station.

II.      The Site

         The Site is located at the Navotas Fishing Complex to the North of Central Manila. A minimum of 1.88 hectares of land will be made available for the Power Station as shown in figure 1 attached plus an additional area of 0.66 hectares.

         Access to the Site will be from the fishing port road and a heavy road access shall be provided to the waterfront.

         NAPOCOR will clear and prepare the Site for occupation and give HOPEWELL vacant possession. Overhead distribution electricity lines currently running across the Site will be relocated off the Site by NAPOCOR and NAPOCOR will erect a temporary fence around the perimeter as shown in figure 2 attached.

III.     Extent of Works/Supply

         In pursuance to its obligations under Section I; HOPEWELL shall be responsible for:

         1. Complete design, development and construction on the Site of the Power Station, with Black Start Up capability, based on the final mix of turbine units decided upon by HOPEWELL.

         2.       Civil Works

                  2.1 Site development including grading, gravel surfacing and drainage facilities.

                  2.2      Construction of concrete foundations.

                  2.3 Construction of access road within the Site and permanent fence around the Site and the tank farm.

                  2.4      Construction of cable trenches.

                  2.5      Pile driving.

                  2.6 Construction of office, laboratory, workshops, storehouses.

                  2.7 Construction of an oil/water separator and a septic tank.


         3.       ELECTRO-MECHANICAL WORKS

                  Supply, installation/erection, tests and commissioning to put into operation the required number of generation units and its corresponding minimum gross aggregate capacity of 200 MW (subject to the provisions of Clause 5.05).

                  3.1 Gas turbine packages, with two generating units having a Black Start capability of their own, consisting of the turbine, compressor, combustor and its auxiliaries, including air intake system, exhaust gas system, cooling system, lubricating oil system, fuel oil system, starting system.

                  3.2 Generator package, complete with necessary equipment and accessories.

                  3.3 Electrical equipment; including main and auxiliary transformers; metal clad switchgear, control switchboard; motor control centre, including control panels, direct current system complete with battery charger, inverters; required high voltage equipment devices and accessories including necessary cables and hardwares for interconnection to the proposed 115 KV switchyard; metering and line protection compatible with the existing Meralco system (which will be notified to HOPEWELL prior to the Effective
                           Date), as shown in figure 3 attached.

                  3.4 The extent of the work and supply of HOPEWELL pursuant to 3.3 shall be in accordance with figure 4 attached.

                  3.5 Required instrumentation indicators, protection, control and automation of gas turbine units and their auxiliaries, complete with necessary supervisory devices, electronic modules for control and protection, data acquisition system, for safe and reliable operation of the Power Station.

                  3.6 Air conditioning system for the protection of electrical equipment and instruments at the local control room.

                  3.7      Fire protection and alarm systems.

                  3.8      Instrument air system (if necessary).

                  3.9      Handling facilities for maintenance and repair.

                  3.10 Miscellaneous electrical works, including lighting, grounding and lightning protection.

                  3.11 Voice and data communication systems in accordance with figure 5 attached inside the Power Station and to and from NAPOCOR Power Management Center details of which will be notified to HOPEWELL prior to the Effective Date.

                  3.12 Fuel oil valve and piping system and metering as shown in figure 6 attached.

                  3.13     Water tank, hydrant and piping systems.

                  3.14     Special tools.


IV.      DESIGN CRITERIA

         1.       Gas Turbine Units

                  The gas turbine units, two of which with Black Start capability of their own, and with an aggregate capacity of not less than 200 MW (subject to the provisions of Clause 5.05) shall be capable of delivering the said output at the following Site conditions:

                  1.1   Elevation (Above Mean Sea Level) -   2.0 meters
                  1.2   Ambient air temperature          -   37 (degrees) Centigrade
                  1.3   Relative humidity                -   85%
                  1.4   Temp. range                      -   18-37 (degrees) Centigrade
                  1.5   Noise level                      -   to comply with NPCC
                                                             Regulation No. 4479 dated
                                                             5th June, 1978


         2.       Heat Rates

                  The guaranteed heat rate shall be based on the net kilowatt output for the conditions specified in paragraph 1 of Section IV above and the Lower Heating Value of the fuel as specified in the Fourth Schedule.

         3.       Fuel

                  Fuel specifications will be in accordance with the Fourth Schedule.

         4.       System Fault Level

                  The present 110 KV bus fault level when the gas turbine units are connected in the Luzon Grid shall be as follows:

                  4.1      Line to ground fault       :        5,100 MVA

                  4.2      3-phase fault              :        5,000 MVA

                  4.3      Interrupting Capacity
                           at 110 KV                  :        40 KA

         5.       System Voltage Level

                  5.1      Generator terminal voltage :        13.8 KV +/- 5%

                  5.2      Main transformer:

                             High Voltage (Nominal)   :        110 KV

                             Off Load Tap Change      :        105/110/115 KV

                             Low Voltage              :        13.4 KV

                  5.3 Nominal voltage for auxiliary equipment (for information purposes)

                           AC System         :        3.45 KV, 460 V and 230
                                                      Volts

                           DC System         :        125 V, 48 V and 24 Volts

         6.       System Frequency:                   60 Hertz

         7.       Generator and Accessories

                  The generator shall be designed to match the gas turbine units to assume base and peak operating modes. The design characteristics shall be as follows:


                  7.1 Nominal MVA power output at rated power factor, 20(degrees) C ambient temperature, 75 MVA


                  7.2      Three phase wye grounded, through resistance

                  7.3      Rated terminal voltage     :        13.8 KV +/- 5%

                  7.4      Rated power factor         :        0.9 lagging

                  7.5      Short circuit ratio (saturated)

                           The measured value of the short circuit ratio at rated MVA and rated voltage shall be not less than 0.47.

                  7.6      Allowable voltage variations

                           At rated MVA, frequency, power factor and inlet air temperature, the turbine-generator can operate satisfactorily even though the terminal voltage may vary +/- 5% operated value.

V.       Utilities During Construction Period

                  Requirements                        Time of Supply
                  ------------                        --------------
         Electricity - 750 KW                      By 15 days after the
           3 Phase Supply 220 V                       Effective Date

         Water - 12,000 Litres                     By 15 days after the
                 per day                              Effective Date
           Fresh potable quality

         Telephone  )                              By 15 days after the
           Fax      )      3 I.D.D. Lines             Effective Date
           Telex    )

VI.      Utilities During Co-operation Period

                  Requirements                        Time of Supply
                  ------------                        --------------
         Water - 20 Litres per second                   Throughout
           Fresh potable quality                   Co-operation Period

         Telephone  )                                   Throughout
           Fax      )      3 I.D.D. Lines          Co-operation Period
           Telex    )

         Sewage piping and storm drains                 Throughout
           from the side of the perimeter          Co-operation Period
           fence nearest to the sea.

                                SECOND SCHEDULE

                              OPERATING PARAMETERS


A.       Operating Parameters

         HOPEWELL shall operate the Power Station in accordance with the operating criteria and guidelines of NAPOCOR. HOPEWELL shall cooperate with NAPOCOR in establishing emergency plans including but not limited to recovery from a local or widespread electrical blackout; voltage reduction to effect load curtailment and other plans which may arise. HOPEWELL shall make technical references available concerning start-up times, Black Start capabilities, and minimum load carrying ability, broken down into:

         1.       Capacity

                  Subject to the provisions of Clause 5.05, the capacity of the Power Station shall not be less than 200MW at 37 (degrees) C site conditions, as measured at the generator terminals.

         2.       Frequency Limitation

                  The frequency limitations of gas turbine set for continuous operation shall be between the range of 58.2 Hz and 61.5 Hz.

                  The under frequency tripping relay shall be set at 57.5 Hz.

                  The gas turbine overspeed trip shall be set at 19% above normal speed.

         3.       Normal Voltage

                  The normal voltage at the high side of the main power transformer shall be 110 KV, plus or minus 5 percent.

         4.       Load Sharing Operation

                  The units shall operate satisfactorily and without structural damage in daily load sharing from 100 per cent of the Contracted Capacity to the minimum capacity of the units depending on the dispatch requirements of NAPOCOR Power Management Center.

         5.       Range and Ratio of Load Changing

                  At normal operation mode, except during start up and shut down, the generating units shall be capable of being operated as follows:

                  -        Turbine preparation and    :        15 minutes per
                           start up to synchronous             unit
                           speed not less than

                  -        Synchronizing and loading  :        4 MW per minute
                           to full load under normal
                           condition, ramp increase
                           not greater than

                  In Emergency, the generating units shall be capable of being operated as follows:

                  -        Turbine preparation and    :        8 minutes per
                           start up to synchronous             unit
                           speed

                  -        Synchronizing and loading  :        12 MW per minute
                           to full load under normal
                           condition, ramp increase
                           not greater than

         6.       OPERATION MODE

                  The Power Station shall be utilized as a peaking plant and be expected to operate five (5) days per week - Monday to Friday
                  - and shall remain on standby over the weekend and during the ten (10) public holidays per year, except during scheduled maintenance. The Power Station however, is expected to operate at any other time as may be called upon by NAPOCOR during Emergency and/or abnormal system conditions with adequate notice having been given by NAPOCOR and would be manned 24 hours a day.

         7.       VARIATION OF POWER LOAD

                  At any given load, it is estimated that the allowable load change per unit should be not more than 4 MW per minute.

         8.       EMERGENCY STARTS

                  It is estimated that 10 minutes notice should be given for an emergency start during which the loading rates should be restricted to those shown in item 5.

         9.       HEAT RATES

                  Subject to the provisions of Clause 5.05, the net heat rate of the Power Station following completion shall not be greater than 12,300 BTU/KWH reckoned at full load condition in accordance with the Guarantee Tests described in the Fourteenth Schedule. The Power Station will be tested to establish the Guaranteed Plant Net Heat Rate of 12,300 BTU/KWH. If results of the Guarantee Tests show a plant net heat rate greater than 12,300 BTU/KWH then HOPEWELL shall endeavour to refurbish or rehabilitate the units or to otherwise correct the units in order to achieve the Guaranteed Plant Net Heat Rate. NAPOCOR shall not be obliged to pay the Capacity and Energy fees for such period that the Tested Plant Net Heat Rate at maximum continuous rating is equal to or more than 13,500 BTU/KWH except as permitted below (including permitted tolerances). In the event that the Tested Plant Net Heat Rate exceeds 12,300 BTU/KWH at commissioning and Hopewell declares the Power Station to be complete, then the application of Section 5.2 Energy Fees of the Eighth Schedule shall be based on the Tested Plant Net Heat Rate for such period as HOPEWELL is unable to correct the Plant Net Heat Rate.

                  The permitted step increase in the Guaranteed Plant Net Heat Rate shall be no greater than 73.8 BTU/KWH after the lapse of every average 6,000 EOH of the units up to 30,000 EOH and 123 BTU/KWH per every average 6,000 EOH thereafter. Prior to the Completion Date the parties hereto shall agree on the dates, time and duration for the Guarantee Tests in accordance with the Fourteenth Schedule.

B.       OPERATING PROCEDURES

         1. DISPATCH PROCEDURE. HOPEWELL shall control and operate the Power Station consistent with NAPOCOR's systems dispatch requirements.

         2. ENGINEERING STANDARDS. The Power Station including, but not limited to, the protective apparatus shall be operated and maintained in accordance with good engineering practices in respect of synchronizing, voltage and reactive power control.

         3. PROTECTIVE DEVICES. The Power Station shall be operated with all of its protective apparatus in service whenever the facility is connected to or is operated in parallel with the NAPOCOR electric system. Any deviation for brief periods of emergency or maintenance shall only be by mutual agreement.

         4. INTEGRITY LOSS. If, at any time, NAPOCOR has reason to doubt the integrity of any HOPEWELL protective apparatus and suspects that such loss of integrity could jeopardise the NAPOCOR electric system, HOPEWELL shall demonstrate, to NAPOCOR's satisfaction, the correct calibration and operation of the equipment in question.

         5. TESTING OF PROTECTIVE DEVICES. HOPEWELL shall test all protective devices with qualified personnel at intervals not to exceed one (1) year.

         6. NOTICE OF TESTS. HOPEWELL shall notify NAPOCOR at least fourteen (14) calendar days prior to: (1) the initial parallel operation of each HOPEWELL generator and (2) testing of all protective apparatus. NAPOCOR shall have the right to have a representative present at such times.

         7. SERVICE COMMITMENT. At NAPOCOR's request, HOPEWELL shall make all reasonable efforts to deliver power during periods of Emergency.

         8. MAINTENANCE DURING EMERGENCY. In the event that HOPEWELL's scheduled Downtime coincides with an Emergency, HOPEWELL shall make all reasonable efforts to reschedule the Downtime.

         9. DAILY OPERATING REPORT FOR RECORD PURPOSES. HOPEWELL shall keep NAPOCOR's Power Management Center informed as to the daily operating schedule and generation capability of its Power Station, including, without limitation to, any Forced Outages.

         10. OPERATING AND MAINTENANCE RECORDS. HOPEWELL shall maintain the operating and maintenance records for each generating unit at HOPEWELL's Power Station for a period of at least five (5) years with records of: real and reactive power production, changes in operating status, outages, protective apparatus operations and any unusual conditions found during inspections. Changes in the setting of protective apparatus shall also be logged. In addition, HOPEWELL shall maintain records applicable to the Power Station, including the electrical characteristics of the generator and settings or adjustment of the generator control equipment and protective devices. Such information shall be made available to NAPOCOR upon request.

                                 THIRD SCHEDULE

                PENALTY OF HOPEWELL ON DELAY OF COMPLETION DATE


The following formula shall apply in computing the amount of penalty to be paid by HOPEWELL to NAPOCOR due to delays:


                             Base Capacity           (  Nominal              Actual   )
P     =     (1/Nd)    x      Payment per      x      ( Capacity     -       Capacity  )    x      1.05
                             kilowatt                (in kilowatt          in kilowatt)

where:

         P        =        Amount to be paid by HOPEWELL to NAPOCOR for each day
                           of delay in respect of which HOPEWELL is required to make a payment pursuant to Clause 5.03. Such amount shall be payable on the last day of each calendar month.

         Nd       =        Number of days in the month.

                                FOURTH SCHEDULE

            SPECIFICATIONS FOR FUEL SUPPLY AND START UP ELECTRICITY

                                  FUEL SUPPLY

                                 SPECIFICATIONS


The specifications for the Fuel Supply will be as follows:

         ITEM                                         FUEL ANALYSIS
                                             -------------------------------
                                             MIN.                       MAX.
Gravity, @ 36 (degrees) AP (Ave.)                       0.8448
Viscosity, ssu at 100 (degrees) F             35                          50
Flash point, PM, (degrees) F                 130                          --
Cloud point, (degrees) F                      --                          50
Pour point, (degrees) F                       --                          50
Water & Sediments, % Vol.                     --                        0.1
Ash %                                         --                        0.005
Sulfur, Wt. %                                 --                        1.0
Calorific Value, BTU/lb (LHV) (Ave.)                    18,400
Trace Metal Contaminants, ppm
   Sodium plus potassium                      --                        0.5
   Lead + Zinc                                --                        1
   Vanadium                                   --                        0.5
   Calcium                                    --                        2
   Nickel                                     --                        1
   Barium + Manganese + Phosphorous           --                        2
Carbon residue (10% bottom)                   --                        1

                              SUPPLY ARRANGEMENTS


DELIVERY NAPOCOR and HOPEWELL will liaise to prepare weekly fuel schedules showing anticipated times and quantities of fuel to be utilized by the Power Station and NAPOCOR shall be responsible for ensuring the availability of fuel supplies, for the payment therefor and for all arrangements with the suppliers.

FUEL OIL STORAGE            Fuel oil will be stored by NAPOCOR outside the Site
AND TANK FARM               in tanks of sufficient capacity to permit the fuel
                            to stand for at least 5 days after delivery to allow water and solids to settle. The water shall be drained off weekly.

                            The tanks and tank farm will be constructed at NAPACOR's cost generally in accordance with figure 6 attached. The off Site fuel tanks are to be provided with floating suctions and will be calibrated in an approved manner. The tank farm shall be provided with appropriate fire fighting facilities.

TESTING Upon each delivery of fuel oil to an off Site tank and, if so required by HOPEWELL, from time to time thereafter, a suitable sample will be taken and analysed jointly by HOPEWELL and NAPOCOR to ensure that it meets the specifications as shown above. The laboratory for analysing the oil will be agreed between HOPEWELL and NAPOCOR.

METERING Meters will be provided by NAPOCOR on the off Site tanks. As a check, the off Site Tank ullages will be taken before and after each delivery of fuel oil and in the case of discrepancy, the ullages will prevail. HOPEWELL will provide a fuel oil meter with temperature compensation for measuring the delivery of fuel oil from the off Site tanks. Such meter will be installed within the Site area bounded by permanent Site fence. Meters shall be tested every six months at NAPOCOR's cost by a third party agreed between HOPEWELL and NAPOCOR.

VARIATION IN RATE           HOPEWELL and NAPOCOR will liaise in estimating the
OF DELIVERY                 fuel required to comply with NAPOCOR's annual,
                            monthly and weekly systems operating plans.

Fuel Management            The parties will enter into a fuel management
                           agreement pursuant to which, for agreed fees, HOPEWELL will undertake the day to day routine maintenance and cleaning of the off Site tanks but NAPOCOR shall be responsible for any repairs and/or replacement.

Security NAPOCOR shall be responsible for all security and safety arrangements in respect of the fuel in the off Site tanks.

Insurance                  NAPOCOR shall be responsible for effecting insurance,
                           acceptable to HOPEWELL in respect of the off Site tanks and fuel stored therein and HOPEWELL shall be named therein as a co-insured.


                              START UP ELECTRICITY

         3.5 MW at 13.8 KV if turbines started consecutively (normal operations).

         7.5 MW at 13.8 KV is turbines started concurrently (in Emergency).

                                 FIFTH SCHEDULE

                        TRANSMISSION LINE SPECIFICATIONS


Location

         From the outgoing switching facility within the Site boundary at Navotas Fishing Port Complex as shown in figures 1 and 7 attached.

Specifications

         The transmission line shall be capable of providing sufficient electricity for testing, commissioning and starting the Power Station and shall be capable of taking the maximum output of the Power Station.

                                 SIXTH SCHEDULE

                        ELECTRICITY DELIVERY PROCEDURES


1.       Definition

         "Downtime" means the minimum number of 12 hours per generating unit per year allowed to HOPEWELL plus any further allowance for outage time per generating unit calculated in accordance with Section 4 of this Schedule;

         "Evaluated Operating Hour(s)" and "EOH" means the number of actual operating hours per generating unit of the Power Station plus twenty (20) hours times the number of starts per generating unit;


         "Forced Outage" is defined as the inability due to the fault of HOPEWELL to meet Contracted Capacity requested by NAPOCOR (other than as a result of any faults in or failure of the power transformers or high voltage switchgear) provided that any failure to meet the Contracted Capacity less any reduction in the Availability of other units of the Power Station as a result of scheduled Downtime shall not be Forced Outage;


         "Forced Outage Day" means a day on which, due to Forced Outage, HOPEWELL failed for a continuous period in excess of 30 minutes to deliver power at least 95% of the amount of KW requested by NAPOCOR.

2.       Measurement of Power Generated

         Measurement of power generated transferred to NAPOCOR shall be made at the high voltage side of the main power transformer.

3.       Notice in change of output

         Specific procedures for notifications of power requirements shall be agreed between HOPEWELL and NAPOCOR prior to the Completion Date. Subject to such procedures, the outputs of the gas turbine generators shall be as required by the system controller from time to time, provided that changes in output requested by the system controller remain within the Specifications and the Operating Parameters.

4.       Notice of Downtime

         NAPOCOR shall prepare annual, monthly and weekly systems operating plans and in so doing shall coordinate with HOPEWELL to agree on the Downtime.

         NAPOCOR shall grant HOPEWELL sufficient Downtime to undertake all regular inspection and maintenance of the gas turbine generators in accordance with the manufacturer's recommendations, taking full account of hours run, number of starts and duration of running for each start.

         HOPEWELL will be allowed the following Downtime on the basis of Evaluated Operating Hours:-

              Evaluated Operating Hours           Outage Time
              -------------------------           -----------
                    4000 EOH/unit                  72 hours
                    8000 EOH/unit                   7 days
                   12000 EOH/unit                  72 hours
                   16000 EOH/unit                   5 weeks
                   20000 EOH/unit                  72 hours
                   24000 EOH/unit                   7 days
                   28000 EOH/unit                  72 hours
                   32000 EOH/unit                   5 weeks
                   36000 EOH/unit                  72 hours
                   40000 EOH/unit                   7 days
                   44000 EOH/unit                  72 hours
                   48000 EOH/unit                   8 weeks

         Following a Major Overhaul of a gas turbine of Evaluated Operating Hours will, for the purposes of calculating Downtime, return to zero.

         HOPEWELL will plan with NAPOCOR to ensure that as far as practicable, Downtime is undertaken at times to cause minimum disruption to the NAPOCOR power system.

5.       NOTICE OF REQUIRED ELECTRICITY

         Whilst the annual, monthly and weekly system operating plans will be prepared by NAPOCOR in consultation with HOPEWELL, it is agreed that the weekly plan for the following seven days will be the control plan and will be that plan referred to as "normal operation plan".

6.       NORMAL OPERATIONS

         Normal operations of the gas turbines are as defined below:-

         (1) Operating in accordance with the weekly normal operation plan as defined in Section 5 above as agreed in writing between NAPOCOR and HOPEWELL with no more than one start per day.

         (2) Operating with fuel within the specification set out in the Fourth Schedule.

         (3) Subject to the provisions of Clause 5.05, operating at 200 MW with an ambient temperature not exceeding 37(degrees)C.

         (4)      Operating with an adequate supply of water as specified in
                  Section VI of the First Schedule.

         (5) Start up power of 3.5 MW at 13.8 KV is available (normal operations is to start units consecutively).

         (6) Operating frequencies of the system to be within the limits of the Operating Parameters.

         (7)      Operating at a system voltage of 110 KV plus or minus 5%.

         (8) Start-up, synchronising and loading to be within the limits of the Operating Parameters.

         (9) Full access to the Site at all times for materials and personnel.

                                SEVENTH SCHEDULE

                    MEASUREMENT AND RECORDING OF ELECTRICITY


1. The meter locations to record the KW and KWH delivered to NAPOCOR shall be as shown in figure 7 attached.

2. The quantity of power and energy delivered to NAPOCOR shall be given by the in/out meters M1 + M2.

3. In order to verify the quantity of electricity delivered by HOPEWELL to NAPOCOR in each Month, NAPOCOR and HOPEWELL shall at noon or at such other time agreed between NAPOCOR and HOPEWELL on the twenty fifth day of each month take a photograph of the electricity meters in the Power Station recording the supply of electricity by HOPEWELL Provided always that if either party shall not be present at the relevant meter or meters at the agreed time, the above mentioned photograph shall be taken by the party present and shall be binding on the party absent.

4. HOPEWELL shall supply and install and NAPOCOR shall maintain as part of the interconnection facilities, meters and related equipment to be utilized for the measurement of electric power and energy in determining NAPOCOR's payments to HOPEWELL pursuant to this Agreement.

5. For the purpose of monitoring the Power Station's operation, NAPOCOR shall have the right to require, at HOPEWELL's expense, the installation of metering devices at the generation side which will be specified to HOPEWELL prior to the Effective Date.

6. The meters, installed in pursuance to this Agreement, shall be tested by NAPOCOR at its own expense every six months. Other tests may be conducted at any reasonable time upon request by either party, at the requesting party's expense. If HOPEWELL makes such request, HOPEWELL shall reimburse said expense to NAPOCOR within thirty (30) days after presentation of a bill therefor. NAPOCOR's meter test result shall be deemed final and conclusive.

7. The meters and metering transformers shall be in accordance with NAPOCOR's specifications.

8. Metering equipment found to be inaccurate shall be repaired, adjusted, or replaced by NAPOCOR at HOPEWELL's expense such that the accuracy of said equipment shall be 100%. If metering equipment inaccuracy exceeds plus or minus two percent (2%), the correct amount of energy delivered during the period of said inaccuracy shall be estimated by NAPOCOR and agreed by the parties. Adjustment for meter inaccuracy shall cover only the current Month and the Month immediately preceding it.

                                EIGHTH SCHEDULE

                          DELIVERY OF POWER AND ENERGY


1. OBLIGATIONS OF PARTIES. HOPEWELL hereby agrees to convert fuel supplied by NAPOCOR into electricity and NAPOCOR hereby agrees to take at the high voltage side of the step-up transformer, the electric power and energy delivered by HOPEWELL to NAPOCOR until the end of the Co-operation Period.

2. CAPACITY PROVISION. HOPEWELL shall provide and NAPOCOR shall pay for the electric power output capacity of the Power Station as provided in
         Section 5.1 of this Schedule in respect of the amount of Contracted Capacity which, in respect of each year, shall be the actual net Kilowatt (KW) capability of the Power Station nominated by HOPEWELL for such year provided that:-

         a. such nominated amount may not exceed 105% of the Nominal Capacity unless NAPOCOR so agrees; and

         b. if, at the beginning of any year HOPEWELL nominates an amount less than 95% of the Nominal Capacity it may subsequently nominate an increased amount in which case such increased amount shall be the Contracted Capacity for the remainder of such year.

         At the commencement of each year of the Co-operation Period, if so requested by NAPOCOR, HOPEWELL shall demonstrate its ability to provide NAPOCOR the Contracted Capacity within 14 days of any nomination by HOPEWELL.

         If, on the Completion Day or any anniversary thereof HOPEWELL fails to notify NAPOCOR of the nominated amount of Contracted Capacity for the following year, the Contracted Capacity for such year shall be 200,000 KW.

3. DELIVERED ENERGY. HOPEWELL shall convert fuel supplied by NAPOCOR into electricity and deliver it to NAPOCOR, and NAPOCOR shall take such electricity from HOPEWELL as requested by the NAPOCOR Power Management Center. The energy delivered shall be paid for by NAPOCOR pursuant to the terms and conditions as provided in Section 5.2 of this Schedule.

4. START UPS. NAPOCOR shall pay HOPEWELL for each start up of the gas turbines as provided in Section 5.3 of this Schedule.

5.       TERMS OF PAYMENT

         5.1 CAPACITY FEES. Capacity Fees shall be computed on the basis of the following formula:

         A  =  {[(BCR * CC)(1 - TFOD/Nd)] - [(y * 1.05)(BCR)(NC - CC)]}

                  where:

                  A        =        Total Capacity Payment in Dollars for the
                                    Month

                  BCR      =        Base Capacity Rate in $/KW/Month

                  NC       =        Nominal Capacity, in KW

                  TFOD     =        Total Forced Outage Days

                  Nd       =        Total No. of Days in the Month

                  CC       =        Contracted Capacity for the year, in KW

                  y        =        variable

                  The Base Capacity Rate shall be $3.225 KW/Month.

                  The variable y is defined as follows:

                           if 0.95 NC <= CC, then y  =  0
                           if CC < 0.95 NC, then y  =  1

                  In the event there is Forced Outage due to accident, manufacturing defect, defects in materials or assembly or any other similar reasons other than fault or failure of the power transformers or high voltage switchgear, and rectification of the Forced Outage to restore normal operations has taken or can reasonably be expected to take a period in excess of 15 days, then the formula for the calculation of Capacity Fees shall be as follows for the entire period of Forced Outage:


                         A  =  (BCR x IC) (1 - TFOD/Nd)

                  Where:

                  CC       =       the Contracted Capacity in effect immediately
                                   prior to the Forced Outage

                  and,

                  IC       =       CC less the capacity lost due to such Forced
                                   Outage

                  Provided that if HOPEWELL is unable to make available the Contracted Capacity for reasons which would have been Forced Outage but for the fact they relate to faults in or failure of the power transformers or high voltage switchgear and such failure continues for more than 30 days thereafter the Capacity Fee shall be reduced by reference to the amount of capacity that HOPEWELL is so unable to make available and the Co-operation Period shall be extended by a period equal to the period for which such reduction is applicable.

         5.2 ENERGY FEES. Energy Fees shall be computed on the basis of the following formula:


                      L  =   (BER * ED)   +   O(Vg  -  Vt)

                  where:

                  L        =        Energy Fees, in dollars and pesos

                  BER      =        Base Energy Rate in $/KWH and Ps/KWH

                  ED       =        KWH delivered during the Month

                  O        =        Oil Price in dollars per litre last
                                    published as the Wholesale Posted Price for diesel by the Energy Regulatory Board, subject to a maximum equal to 130% of the most recently published price at the date of this Agreement

                  Vg       =        Volume of fuel consumption in litres
                                    computed on the basis of the Guaranteed
                                    Plant Net Heat Rate as provided in Section 9 of Part A of the Second Schedule, the Lower
                                    Heating Value ("LHV") of the fuel and the density ("d") of the fuel, multiplied by the energy delivered, by formula

                  Vg       =        ED  x  HRg                 x 1    x  1
                                                               ---     ---
                                                               LHV      d

                           =        ED, KWH x 12,300 BTU/KWH   x 1    x  1
                                                               ---     ---
                                               18,400 BTU/lb.   1.8586 lb./litre

                           =        ED, KWH x 0.359 litres/KWH

                  Vt       =        Volume of fuel consumption in litres
                                    computed on the basis of the Tested Plant
                                    Net Heat Rate as provided in Section 9 of
                                    Part A of the Second Schedule, the Lower
                                    Heating Value ("LHV") of the fuel and
                                    density ("d") of the fuel, multiplied by the
                                    energy delivered, by formula
                  v(t)     =        ED x HR(t) x  1   x 1
                                                 ---    -
                                                 LHV    d

                           =        ED x HR(t)
                                    ---------
                                    34,198.24

           where HR(+)     =        is the Tested Plant Net Heat Rate, taken at
                                    the commissioning date and the lapse of
                                    every average 6,000 EOH of the units.

                  The Base Energy Rate shall be $0.003 and Ps 0.023 per KWH.

                  Provided that where, in respect of any period of 12 Months, the first starting on the Completion Date and each subsequent period starting on the day following the end of the preceding period, the Power Station has supplied to NAPOCOR 175,200,000 KWH thereafter, for the remainder of such period, the pesos portion of the Energy Fees shall not be payable.

                  And Provided further that, without affecting the amount of the dollar portion of the Energy Fee, on 25th September, 1989 and half yearly thereafter, the amount of the pesos portion of the Energy Fee shall be increased proportionately to any increase in the National Economic and Development Authority's consumer price index for all items in Metropolitan Manila (the "Index") as from the date when the amount of the pesos portion was previously fixed provided that if the Index ceases to exist or to be published the increase shall be the increase in the Index replacing or revising such Index or such other Index nominated by HOPEWELL.

                  And provided further that, if, in any Month the Power
                  Station imports during shutdown (not including start-ups) in excess of (N1/2 + N3/4) 300 KWH, where N1/2 is the number of hours that number 1 and 2 units are both shut down and N3/4 are the number of hours that number 3 and 4 units are both shut down then there shall be deducted from the Energy Fee payable for such Month an amount equal to the Energy Fee, calculated in accordance with the above, on the basis that ED equals the amount of such excess.


         5.3 START UP FEES. For each start-up of a gas turbine requested by NAPOCOR, or for mutually agreed testing, NAPOCOR shall pay a fee computed on the following basis:

                                S  =  (RE * AER)

                  where:

                  S        =        Start Up Fee.

                  Re       =        The required energy to start up the gas
                                    turbine as agreed by the parties at the time such turbine first becomes available to supply energy to NAPOCOR.

                  AER      =        The adjusted energy rate per KWH for the
                                    period in which the start-up occurs based on the formula provided in Section 5.2 of this Schedule.

                  Provided no Start Up Fee shall be payable in respect of the start up of a gas turbine in circumstances where another turbine is already running and connected to the grid system.

         5.4 For clarity in the interpretation and application of the above formulas, sample computations for the Capacity and Energy Fees as well as the penalty and bonus for delayed or early completion are shown in the Fifteenth Schedule.

                                 NINTH SCHEDULE

                DOCUMENTARY REQUIREMENTS FOR THE EFFECTIVE DATE

1.       Central Bank approval for:


         1.1 convertability into foreign exchange and outward remittance of any and all interest earned on cash balances of the Project;

         1.2 any bridge or other loans to be made in foreign currency by HOPEWELL to HOPEWELL PHILIPPINES and for the payment of interest thereon and the payment of the principal thereof in foreign currency;

         1.3 incurring by HOPEWELL PHILIPPINES of foreign currency debt from international financial institutions or agencies, including International Finance Corporation and Asia Development Bank, for the purpose of repaying any bridge loans extended by HOPEWELL, and for meeting the balance of the capital requirements of the Project;

         1.4 repatriation of HOPEWELL's investment in HOPEWELL PHILIPPINES and the profits of such investment on terms acceptable to HOPEWELL; and

         1.5 HOPEWELL PHILIPPINES to receive payment in dollars as provided herein and to maintain an offshore dollar bank account or accounts.

2. Philippine Government approval of the employment of foreign nationals in supervisory, technical and advisory positions and for the positions of president, treasurer and general manager or their equivalent throughout the Co-operation Period.

3. Other national and local approvals as may be necessary to proceed with the Project.

4. Evidence that under the current law of the Philippines, remittance of dividends by HOPEWELL PHILIPPINES to HOPEWELL will not be subject to Philippine Withholding Tax in excess of fifteen per cent of the amount remitted.

5. The approval by the Central Bank, BOI and other relevant Philippine government agencies for the immediate importation into the Philippines of all equipment, including the gas turbine sets, for the Power Station, and the payment thereof in foreign currency.

6. A Certificate of Registration issued by the BOI in relation to the Project, confirming that HOPEWELL PHILIPPINES is a registered pioneer enterprise under the Omnibus Investment Code of 1987, containing conditions acceptable to HOPEWELL and providing:-

         6.1 Approval for up to 100% foreign ownership by HOPEWELL of HOPEWELL PHILIPPINES.

         6.2 Exemption from all national internal revenue taxes by the National Government for a minimum period of six (6) years, from the start of the Co-operation Period with the right to apply for extensions allowable under law;

         6.3 Full exemption from custom duties and national internal revenue taxes on importation of capital equipment and spare parts until and including August 12, 1992, with the right to apply for extensions allowable under law;

         6.4 Tax credit equivalent to 100% of custom duties and national internal revenue taxes for locally supplied capital equipment;

         6.5 Full exemption from value added tax and local contractor's tax for HOPEWELL PHILIPPINES and for contractors associated with the project;

         6.6 Exemption from customs duties and national internal revenue taxes for importation and unrestricted use of the consigned equipment for the Project.

7.       A Certificate of the Investment Coordination Committee approving the
         Project.

8. A Certificate of the National Economic and Development Authority for the purposes of the Uniform Currency Act of the Philippines.

9. An opinion of the Securities and Exchange Commission to the effect that HOPEWELL is not required to obtain a licence to do business in the Philippines.

10. An opinion of the National Electrification Administration and the Energy Regulatory Board confirming that the operation by HOPEWELL of the Power Station will not constitute a public utility so as to require a franchise, certificate of public convenience or other similar licence.

                                 TENTH SCHEDULE


                                   INSURANCE


1. INSURANCES DURING CONSTRUCTION. From the Effective Date until the commissioning of the Power Station, HOPEWELL shall, at its own expense, obtain and maintain in force the following insurances:


         a. a Marine insurance in respect of plant and equipment to be imported into the Philippines;

         b. All Risks "Builder's Risk Insurance" to cover the entire works from any and all kinds of damages arising out of any cause whatsoever;

         c. "Third Party Liability Insurance" to cover injury to or death of persons (including those of NAPOCOR) or damages to property caused by the works or by HOPEWELL's vehicles, tools and/or equipment or personnel including its subcontractors; and

         d. "Workmen's Compensation Insurance" as required under the Social Security Law.

2. INSURANCE DURING COOPERATION PERIOD. During the Cooperation Period, HOPEWELL shall at its own expense keep the Power Station insured against accidental damage from all normal risks and to a level normal for prudent operators of facilities similar to the Power Station. In addition, HOPEWELL shall secure adequate insurance cover for its employees as may be required by law.

3. The insurances effected shall be no less favourable to the insured in terms of risks covered than that normally effected by NAPOCOR in respect of its own similar operations.

                               ELEVENTH SCHEDULE

                        FORM OF PERFORMANCE UNDERTAKING

To: Hopewell Project Management Company Limited ("HOPEWELL") and Hopewell Energy Philippines ("HOPEWELL PHILIPPINES" and, together with HOPEWELL, the "BENEFICIARIES" which expression includes each Beneficiary)

Dear Sirs,

         We refer to the arrangements for HOPEWELL to make an investment in a power station to be built in the Philippines recorded in a project agreement dated 16th November, 1988 and made between National Power Corporation ("NAPOCOR") (which is wholly-owned by us) and HOPEWELL and an accession
undertaking dated [          ] 1988, whereby HOPEWELL PHILIPPINES was joined as
a party to the project agreement (the project agreement, as supplemented by the accession undertaking and as further supplemented and amended from time to time, the "AGREEMENT"). We are fully aware of the terms and conditions of the Agreement.

         In order to facilitate these investment arrangements we hereby confirm that the obligations of NAPOCOR under the Agreement carry the full faith and credit of the Republic of the Philippines, and that the Republic of the Philippines will see to it that NAPOCOR will be able to discharge, at all times, such obligations as they fall due. Such obligations are hereby affirmed and guaranteed by the Republic of the Philippines.

         Any dispute, controversy or claim arising out of or relating to this undertaking, or the breach or termination thereof or the failure to pay or the late payment of any sum due shall be settled by Arbitration in Sydney, Australia in accordance with the UNCITRAL Arbitration Rules in force at the date of this undertaking. The appointing authority shall be The Australian Commercial Disputes Centre, Sydney, the number of arbitrators shall be three and the language to be used in the arbitral proceedings shall be English. The parties exclude any right of application or appeal to any courts in connection with any question of law arising in the course of arbitration or with respect to any award made.

         We waive for ourselves and our assets and revenues to the extent permitted by applicable law any and all immunity from suit, execution or other legal process; notwithstanding the foregoing, we do not waive any such immunity in respect of property which is (i) used by a diplomatic or consular mission of the Philippines, (ii) property of a military character and under the control of a military authority or defence agency and (iii) located in the Philippines and dedicated to a public or governmental use.


                                             Yours faithfully,

                                             THE REPUBLIC OF THE PHILIPPINES


                                             By:
                                                -------------------------------
                                                VICENTE JAYME
                                                Secretary of Finance

                                TWELFTH SCHEDULE

                         FORM OF ACCESSION UNDERTAKING

THIS ACCESSION UNDERTAKING is made the             day of            1988


BY

         HOPEWELL PROJECT MANAGEMENT COMPANY LIMITED, a private corporation, duly organized and existing under the laws of Hong Kong with its principal address at 64th Floor, Hopewell Centre, 183 Queen's Road East, Hong Kong represented by its Director, MR. STUART D. LUM, who is duly authorized to represent it in this Agreement, hereinafter referred to as HOPEWELL

         NATIONAL POWER CORPORATION a government owned and controlled corporation existing under and by virtue of Republic Act No. 6395, as amended, with its principal office at the corner of Agham Road and Quezon Avenue, Diliman, Quezon City, Philippines, represented herein by its President, MR. ERNESTO M. ABOITIZ, who is duly authorised to represent it in this Agreement, hereinafter referred to as NAPOCOR

         HOPEWELL ENERGY (PHILIPPINES) CORP., a corporation incorporated in the Philippines and having its registered office at 105, Paseo de Roxas, Makati, Metro Manila 3117, Philippines represented by its Director, MR. STUART D. LUM, who is duly authorised to represent it in this Agreement, hereinafter referred to as HOPEWELL PHILIPPINES.



WHEREAS

         (A) This Undertaking is supplemental to a project agreement (the "PROJECT AGREEMENT") dated 16th November, 1988 and made between (1) NAPOCOR and
(2) HOPEWELL whereby HOPEWELL has agreed to design, build and operate a gas turbine power station in the Philippines and transfer the same to NAPOCOR on the Transfer Date (as defined therein).

         (B) HOPEWELL PHILIPPINES is a Philippine corporation and a subsidiary of HOPEWELL.

         (C) It is a condition precedent to the effectiveness of the Project Agreement that the parties hereto enter into this Accession Undertaking.

NOW IT IS HEREBY AGREED as follows:-

1.       Interpretation

         (A) Terms defined in the Project Agreement shall bear the same meaning herein.

         (B)      This Undertaking shall take effect on the Effective Date.

         (C)      Clause headings are for ease of reference only.

         (D) In this Undertaking, the singular includes the plural and vice versa.

2.       ACCESSION OF HOPEWELL PHILIPPINES

         (A) HOPEWELL PHILIPPINES shall become a party to the Project Agreement and shall perform and comply with all obligations on the part of HOPEWELL under the Project Agreement which necessarily have to be performed in the Philippines in respect of the development, construction and operation of the Project, including the importation into the Philippines of all equipment for the Project and the operation of the Power Station and all references to "HOPEWELL" in the Project Agreement (including without limitation in Clauses 2, 3, 6, 8, 10, 11, 12, 14, 15 and 17 thereof) shall be construed to be references to HOPEWELL PHILIPPINES to the full extent necessary to give effect to the foregoing.

         (B) NAPOCOR shall perform all obligations on its part under the Project Agreement as if HOPEWELL PHILIPPINES were named in the Project Agreement as a party thereto and HOPEWELL PHILIPPINES shall be entitled to all the rights, benefits and interests under the Project Agreement as if it were named as a party thereto including (without limitation) the benefits of all warranties and undertakings on the part of NAPOCOR in the Project Agreement.

         (C) HOPEWELL shall be jointly and severally liable with HOPEWELL PHILIPPINES for the performance of the obligations undertaken by HOPEWELL PHILIPPINES under Clause 2(A) above, and undertakes to NAPOCOR that it shall, promptly upon its receipt of written demand from NAPOCOR, perform such obligations in accordance with the provisions of the Project Agreement.

         (D) Subject only to the above provisions, the Project Agreement and the respective rights and obligations of the parties thereto under it shall continue in full force and effect.

3.       REFERENCES IN THE PROJECT AGREEMENT

         As from the Effective Date, any reference in the Project Agreement to "this Agreement" and any reference, whether express or implied, to a clause or provision of the Project Agreement shall be deemed to be a reference to the Project Agreement and to a clause or provision thereof as hereby supplemented and amended.

4.         ASSIGNMENT

           HOPEWELL PHILIPPINES and HOPEWELL may for the purposes of arranging or rearranging finance for the Project, assign or transfer all or any part of its rights and benefits under the Project Agreement as hereby supplemented and NAPOCOR shall duly acknowledge any such assignment or transfer of which it is given notice.

5.         LAW AND JURISDICTION

           The provisions of Clauses 22, 23 and 24 of the Project Agreement shall apply to this Undertaking as if the same were herein repeated in full mutatis mutandis.

HOPEWELL PROJECT MANAGEMENT COMPANY LIMITED

By

Telex:     72485 HOWEL HX
Fax:       5-8612068

NATIONAL POWER CORPORATION

By:

Telex:     40120 NAPOCOR PM
Fax:       2 9224 339

HOPEWELL ENERGY (PHILIPPINES) CORP.

By:

Telex:
Fax:

                              THIRTEENTH SCHEDULE

               FORM OF LEGAL OPINION OF NAPOCOR'S GENERAL COUNSEL

From:          General Counsel to NAPOCOR

To:            Hopewell Project Management Company Limited and
               Hopewell Energy (Philippines) Corp.

Dear Sirs,

        I have acted on behalf of National Power Corporation (NAPOCOR) in connection with an agreement ("the Project Agreement") dated 16th November, 1988 and made between NAPOCOR (1) and Hopewell Project Management Company Limited (HOPEWELL) (2) and an agreement ("the Accession Undertaking" and together with
the Project Agreement "the Agreements") dated [       ], 1988 and made between
HOPEWELL (1), NAPOCOR (2) and Hopewell Energy (Philippines) Corp. (3), 1 have examined an executed copy of the Agreements and such other documents as I have considered necessary or desirable to examine in order that I may give this opinion. Terms defined in the Agreements shall have the same meaning herein.

         I am of the opinion that:

         (i) NAPOCOR is a public corporation and validly existing under the laws of the Republic of the Philippines pursuant to Republic Act No. 6395 (as amended);

         (ii) NAPOCOR has the corporate or other power to enter into the Agreements and to exercise its rights and perform its obligations thereunder, and execution of the Agreements on behalf of NAPOCOR by the person(s) who executed the Agreements was duly authorised by NAPOCOR;

         (iii) all acts, conditions and things required by the laws and constitution of the Republic of the Philippines to be done, fulfilled and performed in order (a) to enable NAPOCOR lawfully to enter into, exercise its rights under and perform the obligations expressed to be assumed by it in the Agreements, (b) to ensure that the obligations expressed to be assumed by it in the Agreements are valid and enforceable by appropriate proceedings and (c) to make the Agreements admissible in evidence in the Republic of the Philippines have been done, fulfilled and performed in compliance with the laws and constitution of the Republic of the Philippines;

         (iv) the obligations expressed to be assumed by NAPOCOR in the Agreements are legal and valid obligations binding on NAPOCOR enforceable in accordance with the terms thereof;

         (v) NAPOCOR is not entitled to claim any immunity from suit, execution, attachment or other legal process in the Republic of the Philippines; and

         (vi) under the Constitution of the Philippines, it is recognized that no law impairing the obligation of contracts shall be passed and consequently the validity of the Agreements and the binding nature of the obligations of the parties thereunder are constitutionally safeguarded.

         This opinion is confined to matters of Philippine law and no opinion is expressed as to the laws of any other jurisdiction.

                                             Yours faithfully,

                              FOURTEENTH SCHEDULE
                               TESTING PROCEDURES


I.       GUARANTEE TESTS

         (1)      PURPOSE OF THE GUARANTEE TESTS

                  To demonstrate to NAPOCOR that the Power Station generator output and the Plant Net Heat Rate are in accordance with the Specifications (the "Guarantee Tests").

         (2)      TESTS CONDITIONS

                  (a) All gas turbine generating units of the Power Station will be tested by HOPEWELL and the weighted average results compared to the Guaranteed Plant Net Heat Rate and generating capacity described in the Specifications.

                  (b) The measuring points will be the fuel supply meters, and the electricity billing meters.

                  (c) The Power Station is to be tested when the units are in clean condition and the tests will be conducted within 100 hrs of loaded operation of the unit, or of cleaning, or as agreed between HOPEWELL and NAPOCOR.

                  (d) Throughout the Guarantee Tests, measurements will be taken while the Power Station is operated at maximum continuous rating ("MCR").

                  (e) If HOPEWELL notifies NAPOCOR that the Power Station is to be tested for partial completion (for example, (100MW) then the test conditions above and the test procedures below shall apply to such testing provided that (i) in respect of generating capacity, HOPEWELL shall only be required to achieve the minimum capacity which is the object of the test and (ii) in respect of the Tested Plant Net Heat Rate, a value in excess of the Guaranteed Plant Net Heat Rate shall not mean a failure of the Guarantee Tests for partial completion if, upon the weighted averaging of the Tested Plant Net Heat Rate with the results from the Guarantee Tests for plant completion, such average Tested Plant Net Heat Rate remains within the Guaranteed Plant Net Heat Rate.

                  (f) If HOPEWELL has successfully completed a partial completion test, then the final Guarantee Test for plant completion shall only be in respect of those units untested.

         (3)      TEST PROCEDURES

                  (a) During testing, both NAPOCOR and HOPEWELL will make every effort to maintain the frequency, load, power factor and stator voltage steady and as near possible to specified values.

                  (b) Electrical power output will be measured by a three phase integrating watt hour meter (the Billing meter), calibrated at a laboratory approved by HOPEWELL and NAPOCOR immediately prior to the tests.

                  (c) Fuel flow will be measured by the volumetric flow meter located on the fuel supply pipelines. The meter will be calibrated by an approved establishment for the load range and calibration curves will be produced for inspection.

                  (d) All test points are to be taken under steady state conditions. Steady-state conditions are assumed to exist when the variation in gas turbine exhaust temperatures and wheelspace temperatures reach a minimum.

                  (e) When the following fluctuations are exceeded the test results shall be considered by both NAPOCOR and HOPEWELL to determine whether they are acceptable or not. The term "fluctuation" is intended to mean the difference between the maximum or minimum value of a variable for a single test point and average of the values recorded for that variable at the test point.

                                                             Maximum Fluctuation
                                                             -------------------
                           Compressor inlet air temperature       + 1.5 degree C
                                                                  _

                           Fuel rate                              + 2%
                                                                  _

                           Speed of load turbine                  + 1%
                                                                  _

                           Measured load                          + 2%
                                                                  _

                  (f) The tests will be conducted using normal operating fuel with specifications in accordance with the Fourth Schedule. Fuel heating value and specific gravity will be determined by a properly qualified laboratory.

                  (g) Test readings for the Guarantee Tests will be recorded at ten minutes intervals during a one hour period after the units have achieved a steady state condition.

                  (h)      Instrumentation

                           Instruments used to measure performance are all panel instruments unless otherwise mentioned.

                           Only those measurement items marked with an asterisk (see Table I) are required for the Guarantee Tests.

                  Instruments used to measure the quantities required for the Guarantee Tests will be calibrated over their expected operating ranges.

                  In addition other instruments will be monitored to ensure the units are operated under steady state conditions.

         (4)      TOLERANCE

                  Only output and heat rate at MCR are guaranteed with tolerance.

                  The measuring tolerance values at MCR are as follows:

                  Tolerance of output        :        1.75%

                  Tolerance of heat rate     :        3.0%

         (5)      HEAT RATE CALCULATION



                  Station Heat Rate,  Btu         Total Heat of Fuel Input
                                      ---  =      ---------------------------
                                      KWh         Net Electrical Power Output

                  Total Heat Input of Fuel, Btu = Weight of Fuel Input,
                                            ---
                                            hr

                                                  lb x Heating Value, Btu
                                                  --                  ---
                                                  hr                  lb

                  Net Electrical output is measured by the KWhr meter on the high voltage side of the generator transformer.

                  Note: The Tested Plant Net Guaranteed Net Heat Rate is the weighted average of the Tested Plant Net Heat Rates of the Guarantee Tests.

II.      Information Tests

         (1)      PURPOSE OF INFORMATION TESTS

                  To provide information only on the operating characteristics of the Power Station and its performance at various conditions.

         (2)      GENERATOR TESTS

                  The following tests will be conducted at the time of the Guarantee Tests or as agreed between HOPEWELL and NAPOCOR.

-------------------------------------------------------------------------------

No.           Test Items               Symbol               Remarks
-------------------------------------------------------------------------------
1       Insulation resistance test         0       By a 1.000V megger for
                                                   alternator armature windings.
                                                   By 500 V megger for field.

2       Temperature rise test              0       Temperature rise test will
                                                   be made with the machine
                                                   operating at rated loading
                                                   condition.

3       Vibration test                     0       Vibration will be measured
                                                   at no-load and load.

4       Insulation of bearing              0       Bearing insulation will be
                                                   checked at installation.

         (3)      INSTRUMENTATION

                  The measurement items which are not asterisked in Table I are to be tested as part of the Information Tests.

                  In addition to the measurement items listed in Table I, the following information will also be taken:

                    (i)    Lube oil header pressure and temperature

                   (ii)    Bearing drain temperature

                  (iii)    Wheel space temperature

                                    TABLE I

                     Instrumentation for Heat Rate Testing


-------------------------------------------------------------------------------------------------
Measurement                            Primary                Secondary           Location of
Item                       Qty.        Device                 Device              Primary Dev.
-------------------------------------------------------------------------------------------------
* Atmospheric                1         Barometer                --               In plant at
  pressure                                                                       turbine level

* Compressor                 2         Thermometer              --               Inlet to air
  inlet temp.                                                                    filter

  Compressor                 2         Thermocouple           Unit               Compressor dis-
  discharge                                                   temp.              charge passage
  temp.                                                       ind.

  Compressor                 1         Pressure               Unit               Compressor dis-
  discharge                            gauge                  pressure           charge passage
  pressure                                                    gauge

  Turbine speed                        Generator                --                At generator
                                       frequency                                  panel
                                       meter

  Turbine                   12         Thermocouple           Unit                Exhaust duct
  exhaust temp.                                               temp.
                                                              ind.

 *Fuel flow                  1         Fuel flow                --                Fuel supply
                                       meter                                      line

 *Fuel temp.                 1         Thermometer              --                At fuel meter

 *Fuel specific              1             --                 Lab.                      --
  gravity                                                     tests

 *Fuel heating               1             --                  Lab.                     --
  value                                                       tests

  Generator                  1         Unit                   Kilowatt            At generator
  output                               instrument             hour                panel
                                       transformer            meter

 *Net power                  1         Precision                --                HV side of
  output                               kilowatt                                   transformer
                                       hour meter

                               FIFTEENTH SCHEDULE

                    SAMPLE COMPUTATIONS OF MONTHLY BILLINGS,
                    START-UP CHARGES, PENALTIES AND BONUSES

I.      BONUS FOR EARLY COMPLETION

         Data and Assumptions:

         - 100 MW completion on June 1, 1989 and able to operate through June 25, 1989 without Forced Outage.

         -        Metered energy delivered on June 25, 1989 = 5,500,00 KWH

         -        Tested Plant Net Heat Rate = 12,300 BTU/KWH

         1.       Capacity Fee = (BCR*CC) (1-TFOD/Nd) - (Y*1.05)(BCR) (NC-CC)

                  where:   BCR     =    $3.225/KW/month
                           NC = CC =    100,000 KW
                           TFOD    =    6 days (May 26 to May 31 i.e. including
                                                days before completion)
                           Nd      =    Total number of days = 31 days (May 26
                                        to June 25)
                           Y       =    variable = 0

                  Capacity fee     =    ($3.225*100,000) * (1-6/31 - 0
                                   =    $322,500 * 25/31
                                        $260,080.64

         2.       Energy Fee       =    (BER*ED) + 0 (Vg-Vt)

                  where:   BER     =    $0.003/KWH plus Ps0.023/KWH
                           ED      =    5,500,000 KWH

                  Energy Fee       =    5,500,00 * ($0.003 + Ps0.023)
                                        $16,500.00 plus Ps126,500.00

         3.       Total Bonus      =    $260,080.64 + $16,500.00 + Ps126,500.00
                                   =    $276,580.64 plus Ps126,500.00

II.      PENALTY FOR DELAYED COMPLETION

         Data and assumptions:

         - lst 100 MW completion on June 1, 1989 with 5,500,000 KWH monthly energy

         - 2nd 100 MW completion on November 1, 1989 with 5,500,000 KWH monthly energy

         -        Tested Plant Net Heat Rate = guaranteed 12,300 BTU/KWH

1.       Billing period August 26 through
         September 25, 1989, still Bonus:

         CF   =    $3.225 x 100,000                               =     $322,500.00
         EF   =    5,500,000 x ($0.003 + Ps0.023)                 =     $ 16,500.00
                                                                  +    Ps126,500.00
                                                                       ------------
                                      Total Bonus                 =     $339,000.00
                                                                  +    Ps126,500.00

2.       Billing period September 26 through
         October 25, 1989:



         CF   =    $3.225 x 100,000                               =     $322,500.00
         EF   =    5,500,000 x ($0.003 + Ps0.023)                 =     $ 16,500.00
                                                                  +    Ps126,500.00
                                                                       ------------
                                      Gross Fee                   =     $339,000.00
                                                                  +    Ps126,500.00

         Penalty for period October 16 through
         October 25, 1989:

         Capacity penalty = $3.225 x 100,000 x 10/30 x 1.05       =     $112,875.00

                                      Total Net Billing           =     $226,125.00
                                                                  +    Ps126,500.00

3.      Billing period October 26 through
        November 25, 1989:

         -        For lst 100 MW power & energy delivery          =     $339,000.00

         -        For 2nd 100 MW power & energy delivery

                  CF = $3.225 * 100,000 x 25/31                   =     $260,080.65
                  EF = 5,500,000 * (25/31) * (0.003 + Ps0.023)          $ 13,306.45
                                                                  +    Ps102,016.12

         -        Penalty for period October 16 through
                  October 31, 1989:                               =     $ 67,725.00
                                                                       ------------
         -        Penalty = (6/30) * $3.225 * 100,000 x 1.05

                                      Total Net Billing           =     $544,662.10
                                                                  +    Ps102,016.12

III.     PENALTY AND LIQUIDATED DAMAGES

         If no capacity of the Power Station is completed 300 days after Target Completion Date of October 15, 1989:

         1) Capacity Penalty = $3.225 * 200,000 * 12 * 300/365          = $ 6,679,725.80
         2) Liquidated Damages        * 1.05                            = $ 4,200,000.00
                                                                          --------------
                                                      Total             = $10,879,725.80
                                                                          ==============

IV.      NORMAL CONDITION MONTHLY BILLING

         Data and Assumptions:

         Nominal Capacity = Contracted Capacity = 200,000 KW

         Monthly Energy Delivery = 14,600,000 KWH

         1.       If no Forced Outage or scheduled Downtime

                  CF   = BCR * CC                                       = $   645,000.00
                       = $3.225 * 200,000

                  EF   = ED * BER                                       = $    43,800.00
                       = 14,000,600 x $0.003 + Ps0.023                  + Ps  335,800.00
                                                                          --------------

                                                      Sub-Total         = $   668,800.00
                                                                        + Ps  335,800.00
                                                                          ==============

                  Start-up Fee:

                  Assume: 21 start-ups/month at 30 minutes

                         Energy = 3,500 KW x 0.5 x 21 = 36,750 KWH



                  Start-up fee = 36,750 * ($0.003 + Ps0.023)            =  $      110.25
                                                                        + Ps      845.25

                                                      Total Bill        =  $  688,910.25
                                                                        + Ps  336,645.25
                                                                          --------------

         2. If during the Month, any of the units were on Forced Outage for a total of five (5) days or that the Power Station failed to provide 200 MW as called upon by NPC load dispatcher for a total of five (5) times:

                  CF = $3.225 * 200,000 * (1-5/30)                      =  $  537,500.00
                  EF = 14,600,000 * ($0.003 + Ps0.023)                  =  $   43,800.00
                                                                        + Ps  335,800.00
                                                                          --------------
                                                      Total Bill        =  $  581,300.00
                                                                        + Ps  335,800.00
                                                                          ==============

                  NOTE: Penalty = $107,500.00

         3. If during the Month, one of the units (50,000 kW capacity) accumulated an EOH of 4000 hours but exceeded its allowable Downtime per the maintenance schedule:

                  Total no. of Downtime days           =   5    days

                  Allowable Downtime:

                           Per Item 1, Schedule Six    =    1/2 day
                           Per Item 4, Schedule Six    =   3    days

                              Total Allowable Downtime =   3-1/2 days

                  Forced Outage  5 - 3/12 = 1-1/2 days

                       CF = ($3.225 x 200,000) (1 - 1.5/30)
                          =  $645,000 x (1 - 0.05)
                          =  $645,000 x 0.95
                          =  $612,750

                 Penalty  =  $32,250

V.       Penalty/Bonus due to deviation from Guaranteed Plant Net Heat Rate

         Penalty Bonus    =  0 (Vg-Vt)

                    Vt    =  ED * HR(g) * lLHV * 1/d

         where:      O    =  Price of fuel = $0.1524 or P3.20/litre
                  HR(g)   =  12,300 BTU/KWH Guaranteed Plant Net Heat Rate
                     d    =  1.85 lb/litre density of fuel
                    ED    =  14,600,000 KWH delivered energy per month


         1.      If HR(t) = 12,546 BTU/KWH as tested at Commissioning Date

                 then:

                           Vg      =   14,600,000 x 12,300 x 1/18,400 x 1/1.85
                                   =    5,275,558.167 litres/month

                           Vt      =   14,600,000 * 12,546 * 1/18,400 * 1/1.85
                                   =    5,381,069.33 litres/month

                  Thus, for the lst 6,000 EOH (more or less one year operation)

                  (Penalty/month   =    0 (Vg-Vt)
                                   =    $0.1524 (5,275,558.167 - 5,381,069.33)
                                   =    $16,079.89/month

         2.       If HR(t) = 12,054 BTU/KWH as tested at Commissioning Date

                  then:

                     Vt  =   14,600,000 x 12,054 x 1/18,400 x 1/1.85
                         =    5,170,047.004 litres/month

                  Thus, for the lst 6,000 EOH (more or less one year operation)

                  Bonus/month  =  $0.1524 (5,275,558.167 - 5,170,047.004)

                               =  $16,079.89/month

         3.       If HR(t) = 12,669 BTU/KWH as tested after 6,000 EOH
                             (more or less 2nd year)

                  then:

                     HR(g) = 12,300 * 1.006 = 12,373 BTU/KWH
                     V(g)  = 14,600,000 * 12,373 * 1/18,400 * 1/1.85
                           =  5,306,868.2 litres/month

                  Thus, for the 2nd 6,000 EOH (2nd year operation)

                  Penalty/month = $0.1524 (5,306,868.2 - 5,433,824.8)
                                = $19,348.18/month

         4. If HR(t) = 12,263 BTU/KWH as tested after 6,000 EOH (more or less 2nd year)

                  then:

                           V(t) =  14,600,000 * 12,263 * 1/18,400 * 1/1.85
                                =   5,259,688.5 litres/month

                  Bonus/month   = $0.1524 (5,306,868.2 - 5,259,688.5)
                                = $ 7,190.18/month

NATIONAL POWER CORPORATION

By:

   ----------------------------------------
            ERNESTO M. ABOITIZ

Telex:          40120 NAPOCOR PM
Fax:            2 9224 339







HOPEWELL PROJECT MANAGEMENT COMPANY LIMITED

By:

   ----------------------------------------
                  GORDON WU


Telex:          72485 HOWEL HX
Fax:            5-8612068

                                    [CHART]

NOTE:

         1. COORDINATES (X,Y) SHOWN IN THIS DRAWING ARE NOT FINAL AND ARE ASSUMED. FINAL COORDINATES SHALL BE VERIFIED AND ESTABLISHED IN THE FIELD BY THE EFFECTIVE DATE.

                                 LOCATION PLAN

                                    FIGURE 1

                                    [CHART]

                        DETAIL: TEMPORARY FENCE and GATE
                        --------------------------------
                                    FIGURE 2

                                    [CHART]

                    PROPOSED 200 MW GAS TURBINE POWER PLANT
                              SINGLE LINE DIAGRAM

                           NATIONAL POWER CORPORATION
                              DILIMAN, QUEZON CITY

                                    [CHART]

                                SCOPE OF SUPPLY
                                    FIGURE 4

                                    [CHART]

                                SCOPE OF SUPPLY
                                   FIGURE 4A

              PROPOSED SCHEME OF DILIMAN -- NAVOTAS / MALABON LINK

                                    [CHART]






                                 COMMUNICATION

                                    FIGURE 5

                                    [CHART]


                            FUEL OIL HANDLING SYSTEM
                               SCHEMATIC DIAGRAM

                                    FIGURE 6

                                    [CHART]

                                    METERING
                                    FIGURE 7